EXHIBIT 2.1
Execution Copy

PIXELWORKS, INC.
and
VIXS SYSTEMS INC.

ARRANGEMENT AGREEMENT
MAY 18, 2017

TABLE OF CONTENTS
ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms 2

Section 1.2	Certain Rules of Interpretation 16

Section 1.3	Schedules 18
ARTICLE 2
THE ARRANGEMENT

Section 2.1	Arrangement 18

Section 2.2	Interim Order 18

Section 2.3	The Company Meeting 19

Section 2.4	The Company Circular 21

Section 2.5	Final Order 23

Section 2.6	Court Proceedings 23

Section 2.7	Company Equity Awards, Company Warrants and Convertible Debentures 24

Section 2.8	Amendment to Plan of Arrangement, Articles of Arrangement and Effective Date 24

Section 2.9	Payment of Consideration and Other Amounts 25

Section 2.10	Withholding Taxes 25

Section 2.11	Adjustment of Consideration 26

Section 2.12	U.S. Securities Law Matters 26
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company 27

Section 3.2	Representations and Warranties of the Purchaser 27
ARTICLE 4
COVENANTS

Section 4.1	Conduct of Business of the Company 28

( i )

Section 4.2	Conduct of Business of the Purchaser 31

Section 4.3	Covenants of the Purchaser Relating to the Consideration Shares 33

Section 4.4	Regarding the Arrangement 33

Section 4.5	Company Credit Agreement 35

Section 4.6	Access to Information; Confidentiality 37

Section 4.7	Pre-Acquisition Reorganization 38

Section 4.8	Public Communications 39

Section 4.9	Notice and Cure Provisions 39

Section 4.10	Insurance and Indemnification 40

Section 4.11	Company 401(k) Plans 41
ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation 41

Section 5.2	Notification of Acquisition Proposals 42

Section 5.3	Responding to an Acquisition Proposal 43

Section 5.4	Right to Match 44

Section 5.5	Breach by Subsidiaries and Representatives 45
ARTICLE 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent 46

Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser 47

Section 6.3	Additional Conditions Precedent to the Obligations of the Company 49

Section 6.4	Satisfaction of Conditions 50
ARTICLE 7
TERM AND TERMINATION

Section 7.1	Term 50

( ii )

Section 7.2	Termination 50

Section 7.3	Effect of Termination/Survival 52
ARTICLE 8
GENERAL PROVISIONS

Section 8.1	Amendments 53

Section 8.2	Termination Fee 53

Section 8.3	Expenses 54

Section 8.4	Notices 55

Section 8.5	Time of the Essence 56

Section 8.6	Injunctive Relief 56

Section 8.7	Third Party Beneficiaries 56

Section 8.8	Waiver 57

Section 8.9	Entire Agreement 57

Section 8.10	Successors and Assigns 57

Section 8.11	Severability 57

Section 8.12	Governing Law and Process Agent 58

Section 8.13	Rules of Construction 58

Section 8.14	No Liability 58

Section 8.15	Counterparts 58

SCHEDULES
Schedule APLAN OF ARRANGEMENT
Schedule BARRANGEMENT RESOLUTION
Schedule CCOMPANY REPRESENTATIONS AND WARRANTIES
Schedule D         PURCHASER REPRESENTATIONS AND WARRANTIES

( iii )

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of May 18, 2017,
BETWEEN:
PIXELWORKS, INC., a corporation existing under the laws of Oregon, United States
(the “Purchaser”)
- and -
VIXS SYSTEMS INC., a corporation existing under the laws of Canada
(the “Company”).
RECITALS:

A.
The Purchaser and the Company wish to propose an arrangement involving the acquisition by the Purchaser of all of the issued and outstanding common shares of the Company in exchange for Purchaser Shares;

B.
The Special Committee has determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company, and has recommended to the Board that the Board approve this Agreement and the Arrangement and recommend that the Company Shareholders vote in favour of the Arrangement;

C.
The Board has determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company, and has resolved to recommend that the Company Shareholders vote in favour of the Arrangement;

D.	The Parties intend to carry out the transaction contemplated herein by way of a plan arrangement under the provisions of the CBCA;

E.
The Purchaser has entered into support and voting agreements with certain Company Shareholders as well as all of the directors and officers of the Company who are holders of Company Common Shares, pursuant to which, among other things, such Persons have agreed to vote in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements;

F.
The Company has obtained waivers, consents and amendments to, or in respect of, the terms of certain of the Convertible Debentures from holders representing approximately 71.3% of the principal amount of the Convertible Debentures in connection with the entering into of this Agreement; and

G.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transaction herein provided for.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:
Article 1
INTERPRETATION

Section 1.1    Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser, any affiliate of the Purchaser and any Person acting in concert with the Purchaser, after the date of this Agreement relating to (i) any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets (including voting, equity or other securities of Subsidiaries) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company, or of 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities), (ii) any take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company or any of its Subsidiaries, (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving the Company or any of its Subsidiaries or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.
“Agreement” means this arrangement agreement.
“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form of Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form satisfactory to the Company and the Purchaser, each acting reasonably.
“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“Board” means the board of directors of the Company as constituted from time to time.
“Board Recommendation” has the meaning specified in Section 2.4(2).
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or San Jose, California.
“Canadian Securities Laws” means (a) the Securities Act (Ontario) and any other applicable provincial securities Laws, and (b) the rules and regulations of the TSX.
“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.
“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).
“Closing” has the meaning specific in Section 2.8(3).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble.
“Company Assets” means all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Common Shares” means the common shares in the capital of the Company.
“Company Credit Agreement” means the loan agreement dated November 14, 2008 among the Company, as borrower, and Comerica Bank, as lender, as amended by the First Amendment to Loan Agreement dated December 4, 2009, the Second Amendment to Loan Agreement dated March 10, 2010, the Third Amendment to Loan Agreement dated August 23, 2010, the Fourth Amendment to Loan Agreement dated October 29, 2010, the Fifth Amendment to Loan Agreement dated February 8, 2011, the Sixth Amendment to Loan Agreement dated July 27, 2011, the Seventh Amendment to Loan Agreement dated October 20, 2011, the Eighth Amendment to Loan Agreement dated January 6, 2012, the Ninth Amendment to Loan Agreement dated July 12, 2012, the Tenth Amendment to Loan Agreement dated December 6, 2012, the Eleventh Amendment to Loan Agreement dated April 23, 2013, the Twelfth Amendment to Loan Agreement dated January 31, 2014, the Thirteenth Amendment to Loan Agreement dated June 24, 2014, the Fourteenth Amendment to Loan Agreement dated April 29, 2016, the Fifteenth Amendment to Loan Agreement and Waiver dated July 26, 2016, the Sixteenth Amendment to Loan Agreement and Waiver dated March 22, 2017 and the Seventeenth Amendment to Loan Agreement dated May 8, 2017, as may be further amended, varied, supplemented, restated, renewed, replaced or otherwise modified from time to time in accordance with and subject to the terms of this Agreement.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.
“Company Employees” means all officers and employees of the Company and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.
“Company Equity Awardholders” means the holders of Company Options or Company RSUs.
“Company Equity Awards” means the Company Options and Company RSUs issued pursuant to the Company LTIP.

“Company Filings” means all documents publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) since January 1, 2015.
“Company LTIP” means the Company’s Long-Term Incentive Plan (as amended on May 10, 2016), as described in Section 3.1(30)(a) of the Company Disclosure Letter.
“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise) or cash flows of the Company and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	any change generally affecting the industries in which the Company and its Subsidiaries operate;

(b)	any change in general economic, business, regulatory, political or market conditions or in financial or capital markets in Canada or the United States;

(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in IFRS;

(e)	any natural disaster;

(f)
any change in the market price or trading volume of any securities of the Company (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Company Material Adverse Effect);

(g)
the failure of the Company to meet any internal or published projections, forecasts or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Company Material Adverse Effect);

(h)	the announcement of this Agreement or the transactions contemplated hereby; or

(i)	any action taken by the Company or any of its Subsidiaries which is required to be taken pursuant to this Agreement, provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and its Subsidiaries operate.
“Company Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money (in each case whether incurred, assumed, guaranteed or secured by any asset) in excess of US$100,000 in the aggregate, excluding guarantees or intercompany liabilities or obligations between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries but including the Company Credit Agreement; (iii) restricting, or which may in the future restrict, the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting, or which may in the future restrict, the payment of dividends by the Company or any of its Subsidiaries; (iv) providing for the establishment, investment in, organization, formation, or governance of any joint venture, limited liability company or partnership; (v) that creates an exclusive dealing arrangement or right of first offer or refusal; (vi) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds US$100,000; (vii) that limits or restricts (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; (viii) that is with any Person with whom the Company does not deal at arm’s length within the meaning of the Tax Act, other than a wholly-owned Subsidiary; (ix) that constitutes a hedge contract, futures contract, swap contract, option contract or similar derivative Contract; (x) from which the Company and its Subsidiaries have generated revenues in excess of US$100,000 in the past 12 calendar months, or pursuant to which the Company or any of its Subsidiaries may be required to pay amounts in excess of US$100,000 in any 12 months; (xi) the asset purchase agreement by and between Maxlinear, Inc. and the Company dated April 11, 2017 and the MoCA Transitional Services Agreement, (xii) which provides for governmental financial assistance, loans or other grants of a similar nature, (xiii) the Convertible Debentures; or (xiv) that is otherwise material to the Company and its Subsidiaries, taken as a whole and is listed in Section 3.1(20)(a) of the Company Disclosure Letter.
“Company Meeting” means the annual and special meeting of Company Shareholders, including any adjournment or postponement of such annual and special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Options” means the outstanding options to purchase Company Common Shares issued pursuant to the Company LTIP, as listed in Section 3.1(6)(b) of the Company Disclosure Letter.
“Company Principal Customers” has the meaning specified in Paragraph (43) of Schedule C.
“Company RSUs” means the outstanding restricted share units issued pursuant to the Company LTIP.
“Company RSU Holders” means the holders of Company RSUs.
“Company Shareholders” means the registered or beneficial holders of the Company Common Shares, as the context requires.
“Company Warrants” means the outstanding warrants issued by the Company, as listed in Section 3.1(6)(d) of the Company Disclosure Letter.

“Confidentiality Agreement” means the confidentiality agreement dated December 13, 2016 between Purchaser and the Company.
“Consideration” means 0.04836 of a Purchaser Share for each Company Common Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.11 of this Agreement, on the basis set out in the Plan of Arrangement.
“Consideration Shares” means the Purchaser Shares to be issued as part of the Consideration pursuant to the Arrangement.
“Constating Documents” means articles of incorporation, amalgamation, or continuation, as applicable, and by-laws and all amendments to such articles or by-laws.
“Contract” means any legally binding written agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking to which any Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.
“Convertible Debentures” means the outstanding convertible secured subordinated debentures issued by the Company, as listed in Section 3.1(6)(e) of the Company Disclosure Letter.
“Convertible Debentures Subject to Repayment” means those Convertible Debentures that are not Convertible Debentures Subject to Roll-over.
“Convertible Debentures Subject to Roll-over” means those Convertible Debentures whose holders have agreed in writing prior to the Effective Date to (i) waive the “change of control” event of default in respect of their Convertible Debentures arising as a result of the completion of the Arrangement, (ii) the Repayment to the holders of Convertible Debentures Subject to Repayment (including waiving any requirements to turn any portion of any Repayment over to the secured creditor representatives under the Convertible Debentures), and (iii) amend their Convertible Debentures on the Effective Date, such that they will become convertible into Purchaser Shares on the basis of the same exchange ratio as applicable to the Consideration.
“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.
“Current R&D Employee Complement” means the 70 Company Employees (other than the Key Employee) involved in research and development for the Company.
“Customs and International Trade Laws” shall mean any applicable law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930, as amended; the laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the

Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, OFAC’s list of Foreign Sanctions Evaders, and OFAC’s Sectoral Sanctions Identifications List; foreign trade laws administered by the U.S. Census Bureau; and the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury.
“Data Room” means (i) the material contained in the virtual data room established by the Company as at 10:00 p.m. on May 17, 2017, the index of documents of which is appended to the Company Disclosure Letter and (ii) the material contained in the email dated May 11, 2017 with the subject line “Project Orion – Additional Data Room Materials” sent by Company's counsel to Purchaser's counsel.
“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Company Common Shares in relation to the Arrangement, with the approval of the Company, acting reasonably.
“Director” means the Director appointed pursuant to Section 260 of the CBCA.
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans, material fringe benefit, severance and other similar or material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries or ERISA Affiliates, Company Employees or former Company Employees or employees or former employees of any ERISA Affiliate, which are maintained by, contributed to or binding upon the Company or any of its Subsidiaries or ERISA Affiliates or in respect of which the Company or any of its Subsidiaries or ERISA Affiliates has, or, within the last six (6) years has had, any actual or potential liability.
“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Fairness Opinion” means an opinion of the Financial Advisor to the effect that, as of the date of such opinion, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.
“Final Order” means the final order of the Court made pursuant to Section 192 of the CBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Financial Advisor” means Needham & Company LLC.
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Intellectual Property” means domestic and foreign: (1)  patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (1) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (1) copyrights, copyright registrations and applications for copyright registration; (1) mask works, mask work registrations and applications for mask work registrations; (1) designs, design registrations, design registration applications and integrated circuit topographies; (1) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (1) Software; and (1) any other intellectual property and industrial property.
“Interim Order” means the interim order of the Court made pursuant to Section 192 of the CBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Investment Canada Act” means the Investment Canada Act (Canada).
“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Key Consents” means the consents specified in Section 6.2(6) of the Company Disclosure Letter.
“Key Employee” means the employee specified in Section 6.2(7) of the Company Disclosure Letter.
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.
“Matching Period” has the meaning specified in Section 5.4(1)(e).
“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions.
“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.
“MoCA Transaction” means the sale of the Company’s MoCA stand-alone semiconductor product line, which was completed on April 11, 2017, on the terms contained in the definitive agreement relating thereto (a true and complete copy of which has been disclosed in the Data Room).
“MoCA Transitional Services Agreement” means the transitional services agreement dated April 11, 2017 entered into in connection with the MoCA Transaction.
“Money Laundering Laws” has the meaning specified in Paragraph (37) of Schedule C.
“NASDAQ” means NASDAQ Global Market.
“Notice” has the meaning specified in Section 8.4.
“officer” has the meaning specified in the Securities Act (Ontario).
“OHSL” has the meaning specified in Paragraph (28)(i) of Schedule C.
“Ordinary Course” means, with respect to an action taken by a Party or its Subsidiary, that such action is consistent with the past practices of such Party or such Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Subsidiary.
“Outside Date” means October 31, 2017, or such later date as may be agreed to in writing by the Parties.
“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not delinquent and for which adequate provisions have been made in accordance with IFRS;

(b)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets, provided that such Liens are incurred in the Ordinary Course and related to obligations not due or delinquent, are not registered against title to any Company Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)
the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

(d)	Liens listed and described in Section 1.1 of the Company Disclosure Letter.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 of this Agreement or Section 5.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Pre-Acquisition Reorganization” has the meaning specified in Section 4.7.
“Process Agent” has the meaning specified in Section 8.12(3).
“Purchaser” has the meaning specified in the preamble.
“Purchaser Filings” means all forms, periodic and current reports, schedules, statements and other documents filed or furnished by the Purchaser under the U.S. Exchange Act since January 1, 2015, which are publicly available.
“Purchaser Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise) or cash flows of the Purchaser and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	any change generally affecting the industries in which the Purchaser and its Subsidiaries operate;

(b)	any change in general economic, business, regulatory, political or market conditions or in financial or capital markets in Canada or the United States;

(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in U.S. GAAP;

(e)	any natural disaster;

(f)
any change in the market price or trading volume of any securities of the Purchaser (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Purchaser Material Adverse Effect);

(g)
the failure of the Purchaser to meet any internal or published projections, forecasts or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such failure may be considered to determine whether such causes constitute a Purchaser Material Adverse Effect);

(h)	the announcement of this Agreement or the transactions contemplated hereby; or

(i)	any action taken by the Purchaser or any of its Subsidiaries which is required to be taken pursuant to this Agreement, provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on the Purchaser and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Purchaser and its Subsidiaries operate.
“Purchaser Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Purchaser Material Adverse Effect; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money (in each case whether incurred, assumed, guaranteed or secured by any asset) in excess of US$600,000 in the aggregate, excluding guarantees or intercompany liabilities or obligations between two or more wholly-owned Subsidiaries of the Purchaser or between the Purchaser and one or more of its wholly-owned Subsidiaries; (iii) under which Purchaser or any of its Subsidiaries is obligated to make or expects to receive payments in excess of US$1.8 million on an annual basis; or (iv) that is otherwise material to the Purchaser and its Subsidiaries, taken as a whole, and was filed as an exhibit pursuant to Section 601(b)(10) of Regulation S-K, to the Purchaser’s most recent Form 10-K or incorporated by reference into such Form 10-K.
“Purchaser RSUs” means restricted share units issued pursuant to the Purchaser’s SIP.
“Purchaser Shares” means the shares of common stock in the capital of the Purchaser.
“Purchaser SIP” means the Purchaser’s Amended and Restated 2006 Stock Incentive Plan.
“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required in connection with the Arrangement.
“Repayment” has the meaning specified in Section 2.7(3)
“Representative” has the meaning specified in Section 5.1(1).
“Required Approval” has the meaning specified in Section 2.2(b).
“Section 3(a)(10) Exemption” has the meaning specified in Section 2.12(1).
“Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.
“Special Committee” means the special committee of independent members of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.
“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire not less than all of the outstanding Company Common Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Canadian Securities Laws and did not result from or involve a breach of Article 5; (iii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iv) that is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all of the Company Common Shares or assets, as the case may be; (v) is not subject to any due diligence or access condition; and (vi) the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).
“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).
“Support and Voting Agreements” means each of (i) the support and voting agreements dated the date hereof between the Purchaser and each of the directors and officers of the Company who are Company Shareholders, and (ii) the support and voting agreements dated the date hereof between the Purchaser and certain Company Shareholders.
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.
“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.
“Technology” has the meaning specified in Paragraph (24) of Schedule C.
“Terminating Party” has the meaning specified in Section 4.9(3).
“Termination Fee” has the meaning specified in Section 8.2(2).
“Termination Fee Event” has the meaning specified in Section 8.2(2).
“Termination Notice” has the meaning specified in Section 4.9(3).
“Transaction Costs” means the aggregate amount of any and all fees and expenses incurred or to be incurred by the Company up to the Effective Date in connection with the negotiation, preparation and execution of this Agreement, the Company Meeting or the Company Circular (including printing and mailing costs), the Interim Order and Final Order, the Arrangement, and the other transactions contemplated herein (other than pursuant to Section 4.7 [Pre-Acquisition Reorganization]), including, but not limited to, legal fees and expenses, investment banking fees, financial advisory fees and expenses (including any fees payable on the rendering of any opinion, including the Fairness Opinion, or the consummation of the Arrangement), transfer agent fees and any other out-of-pocket costs and expenses incurred in connection with this Agreement and other transactions contemplated herein (other than pursuant to Section 4.7 [Pre-Acquisition Reorganization]), the whole as set forth in detail in Section 4.1(3) of the Company Disclosure Letter.
“TSX” means the Toronto Stock Exchange.
“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“U.S. Employee Plan” means any Employee Plan that is maintained primarily for the benefit of Company Employees within the United States.
”U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
”U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws.
Section 1.2    Certain Rules of Interpretation
In this Agreement, unless otherwise specified:

(1)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless otherwise specified.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means copies of the subject materials were included in the Data Room.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the knowledge of Sohail Khan, President and Chief Executive Officer, Indra Laksono, Chief Technology Officer, Charlie Glavin, Chief Financial Officer, Michael Michalyshyn, General Counsel, Perry Chappell, Vice-President of Sales and Marketing, Andrew Shih, Vice-President of Operations, and Donna Wong, Vice-President, Finance. The Company confirms that it and such officers have made due and diligent inquiry of such Persons as they consider necessary as to the matters that are the subject of the representations and warranties.

Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the knowledge of Todd DeBonis, President and Chief Executive Officer and Steven L. Moore, Chief Financial Officer and Vice-President. The Purchaser confirms that it and such officers have made due and diligent inquiry of such Persons as they consider necessary as to the matters that are the subject of the representations and warranties.

(7)
Accounting Terms. Unless otherwise specified herein, all accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(8)
Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario.

(11)
Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(12)
Affiliates and Subsidiaries. For the purpose of this Agreement, a Person is an “affiliate” of another Person if one of them is a Subsidiary of the other or each one of them is controlled, directly or indirectly, by the same Person. A “Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary. A Person is considered to “control” another Person if: (i) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, or (ii) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (iii) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

Section 1.3    Schedules

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)
The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Article 2
THE ARRANGEMENT

Section 2.1	Arrangement
The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2	Interim Order
As soon as reasonably practicable after the date of this Agreement, but in any event on or before June 22, 2017, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue a motion for the Interim Order, which must provide, among other things:

(a)	for the persons and classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)
that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be: (i) 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or by proxy at the Company Meeting; and (ii) “majority of the minority” approval, if required pursuant to MI 61-101;

(c)
that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)	confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(h)
that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Canadian Securities Law;

(i)
that the Purchaser intends to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act, subject to and conditioned on the Court’s determination that the terms and conditions of the Arrangement are substantively and procedurally fair to the Company Shareholders with respect to the issuance of the Consideration Shares in exchange for Company Common Shares pursuant to the Arrangement.

(j)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Section 2.3	The Company Meeting
The Company shall:

(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law on or before July 28, 2017, for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, acting reasonably, except:

(i)	in the case of an adjournment, as required for quorum purposes;

(ii)	as required by Law or by a Governmental Entity; or

(iii)	as required or permitted under Section 4.9(3) or Section 5.4(5);

(b)
use its commercially reasonable efforts to solicit proxies, in accordance with the Law, in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)
provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser, acting reasonably;

(d)
consult with the Purchaser in fixing the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(e)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)
promptly advise the Purchaser of receipt by the Company of any communication (written or oral) from any Company Shareholder or other securityholder of the Company in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights;

(g)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(h)	not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting (unless required by Law); and

(i)
at the request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the Company Shareholders, together with their addresses and respective holdings of Company Common Shares, (ii) the holders of the Convertible Debentures, together with their addresses and respective holdings of the Convertible Debentures, (iii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Common Shares (including holders of Company Equity Awards and Company Warrants), and (iv) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Common Shares and other security holders of the Company, together with their addresses and respective holdings of Company Common Shares and other securities of the Company. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Company Shareholders.

Section 2.4	The Company Circular

(1)
The Company shall promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(a).

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law and the Interim Order, does not contain any Misrepresentation regarding the Company and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinion, (ii) a statement that the Special Committee and the Board have received the Fairness Opinion, and have, after receiving legal and financial advice, determined that the Arrangement Resolution is in the best interests of the Company and recommend that the Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), (iii) a statement that each director and senior officer of the Company intends to vote all of such individual’s Company Common Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement, the whole in accordance with their Support and Voting Agreements, and (iv) a statement that certain other Company Shareholders have entered into Support and Voting Agreements and specifying the percentage of the issued and outstanding Company Common Shares covered by such Support and Voting Agreements. The Company Circular shall also contain such information as may be required to allow the Purchaser to rely upon the Section 3(a)(10) Exemption with respect to the offer and sale of the Consideration Shares pursuant to the Arrangement.

(3)
The Company shall indemnify and save harmless the Purchaser and each of its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)
any Misrepresentation or alleged Misrepresentation in any information included in the Company Circular, other than the information relating to the Purchaser, its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and

(b)
any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Company Circular other than the information relating to the Purchaser, its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular.

(4)
The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by them, and agrees that all information relating solely to the Purchaser, its affiliates and Consideration Shares included in the Company Circular must be in a form and content satisfactory to them, acting reasonably.

(5)	The Company shall not be responsible for any information in the Company Circular relating to the Purchaser, its affiliates or Consideration Shares.

(6)
The Purchaser shall provide the Company with all information regarding the Purchaser, its affiliates and the Consideration Shares, including any pro forma financial statements, as required by Law (and in particular, Canadian Securities Law) for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The Purchaser shall ensure that such information does not include any Misrepresentation concerning the Purchaser, its affiliates and the Consideration Shares.

(7)
The Purchaser shall indemnify and save harmless the Company and its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)
any Misrepresentation or alleged Misrepresentation in any information included in the Company Circular regarding the Purchaser, its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular pursuant to Section 2.4(6); and

(b)
any order made, or any inquiry, investigation or proceeding by any securities regulatory authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information included in the Company Circular regarding the Purchaser, its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular pursuant to Section 2.4(6).

(8)	The Purchaser shall not be responsible for any information in the Company Circular relating to the Company, its affiliates or the Company Common Shares.

(9)
The Purchaser and the Company shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(10)
Each Party shall promptly notify the others if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5	Final Order
The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than three Business Days after the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.

Section 2.6	Court Proceedings
In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(b)
provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)
provide the Purchaser with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)
ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement and that such material has been approved by the Purchaser, acting reasonably, for filing;

(e)
not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, acting reasonably, provided the Purchaser may, in its sole discretion, withhold its consent with respect to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(f)
oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)
not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7	Company Equity Awards, Company Warrants and Convertible Debentures

(1)	Each Company Common Share, Company Option, Company RSU, Company Warrant and Convertible Debenture Subject to Roll-over will be dealt with as provided in the Plan of Arrangement.

(2)
The Purchaser RSUs to be issued to holders of unvested Company RSUs in connection with the Arrangement shall be subject to the same term to expiry and conditions to and manner of vesting as is applicable to the corresponding Company RSU for which they were exchanged, subject to the modification described Section 2.7(2) of the Company Disclosure Letter.

(3)
Each holder of a Convertible Debenture Subject to Repayment outstanding immediately prior to the Effective Time shall be entitled to receive repayment of the principal sum and all accrued and unpaid interest thereon (the “Repayment”) to the extent that such holder provides the Company with a notice of acceleration within 30 days after the Effective Date.

Section 2.8	Amendment to Plan of Arrangement, Articles of Arrangement and Effective Date

(1)
The Company shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to the Company Shareholders or other Persons to be bound by the Plan of Arrangement.

(2)
The Company shall file the Articles of Arrangement with the Director, and the Effective Date shall occur, on the date which is five (5) Business Days after the date on which all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties. From and after the Effective Time, the Arrangement will have all of the effects provided by applicable Law, including the CBCA.

(3)
The closing of the Arrangement (the “Closing”) will take place at the offices of Stikeman Elliott LLP, Suite 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9, or at such other location as may be agreed upon by the Parties.

Section 2.9	Payment of Consideration and Other Amounts

i.
The Purchaser shall, immediately prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient Purchaser Shares to satisfy the aggregate Consideration payable to Company Shareholders pursuant to the Plan of Arrangement.

(2)
The Company shall be authorized and directed, immediately prior to the Effective Time, to pay all directors’ fees specifically set forth in Section 2.9 of the Company Disclosure Letter that have accrued and are outstanding as of the Effective Time to the members of the Board, and any outstanding directors’ fees that would have been payable in the form of Company RSUs that have not been issued by the Effective Time shall instead be payable in cash in an amount equal to the value of such Company RSUs as specifically set forth in Section 2.9 of the Company Disclosure Letter.

Section 2.10	Withholding Taxes
The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person, including Company Shareholders exercising Dissent Rights, pursuant to the Arrangement and from all dividends, other distributions or other amount otherwise payable to any former Company Shareholders or Company Equity Awardholders, such Taxes or other amounts as the Purchaser, the Company and the Depositary are required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provisions of any applicable Laws, in each case, as amended. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.

Section 2.11	Adjustment of Consideration
Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Purchaser Shares, to the extent permitted by Section 4.2(2)(i), then:

(a)
the Consideration to be paid per Company Common Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Common Share; and

(b)
the number of Purchaser RSUs to be issued to holders of unvested Company RSUs shall be appropriately adjusted to provide to Company RSU Holders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the number of Purchaser RSUs to be issued to holders of unvested Company RSUs.

Section 2.12	U.S. Securities Law Matters

(1)
The Parties intend that the issuance of the Consideration Shares under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Party shall act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this Section 2.12.

(2)	In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement shall be carried out on the following basis:

(a)	the Arrangement shall be subject to the approval of the Court;

(b)	the Court shall be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)
the Court shall be provided sufficient information to, and shall be asked to satisfy itself as to the substantive and procedural fairness of the Arrangement to each Person receiving Consideration Shares under the Arrangement;

(d)	the Final Order shall expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Persons to whom the Consideration Shares will be issued;

(e)
the Parties shall ensure that each Person entitled to receive Consideration Shares on completion of the Arrangement shall be given adequate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right;

(f)
each Person to whom Consideration Shares shall be issued pursuant to the Arrangement shall be advised that such Consideration Shares have not been registered under the U.S. Securities Act and shall be issued by the Purchaser in reliance upon the Section 3(a)(10) Exemption and, in the case of affiliates of the Purchaser, shall be subject to certain restrictions on resale under the U.S. Securities Laws, including Rule 144 under the U.S. Securities Act;

(g)
the Interim Order shall specify that each Person to whom Consideration Shares shall be issued pursuant to the Arrangement shall have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as such securityholder enters an appearance within a reasonable time; and

(h)	the Court shall be asked to include a statement in the Final Order to substantially the following effect:
“This Order shall serve as the basis for reliance on the exemption provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of common shares of the Purchaser pursuant to the Plan of Arrangement”.
Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Company

(1)
Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2    Representations and Warranties of the Purchaser

(1)
The Purchaser represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
COVENANTS
Section 4.1    Conduct of Business of the Company

(1)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, or (ii) as required or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets (including, for greater certainty, the Company Assets), goodwill and business relationships with other Persons with which the Company or any of its Subsidiaries have business relations.

(2)
Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, or (ii) as required or permitted by this Agreement, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)
split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution thereon (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock or any of its outstanding securities;

(d)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests (including issued Company Common Shares held by the Company in treasury), or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Company Common Shares, except for the issuance of Company Common Shares issuable upon the exercise of the currently outstanding Company Equity Awards specified in Sections 3.1(6)(b) and (c) of the Company Disclosure Letter;

(e)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

(f)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(g)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of US$100,000 and subject to a maximum of US$300,000 for all such transactions, other than acquisition of inventory and patent prosecution and maintenance decisions in the Ordinary Course;

(h)
sell, pledge, lease, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any (i) Intellectual Property, other than patent prosecution and maintenance decisions in the Ordinary Course or (ii) any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a value greater than US$100,000 individually and subject to a maximum of US$300,000 in the aggregate, other than assets sold in the Ordinary Course;

(i)	make any capital expenditure or commitment to do so which, individually exceeds US$100,000 or in the aggregate exceeds US$300,000;

(j)
amend or modify, or terminate or waive any right under, any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof, or enter into or amend any contract with the Company Principal Customers;

(k)
except in the Ordinary Course of patent prosecution decisions, in respect of any Company Assets, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease, contract or Intellectual Property;

(l)
except as contemplated in Section 4.10 [Director & Officer Insurance] amend, modify or terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(m)	prepay any indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(n)
make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person other than advances and capital contributions to wholly-owned Subsidiaries of the Company in the Ordinary Course;

(o)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(p)
make any material Tax election or designation, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(q)	make any change in the Company’s methods of accounting, except as required by concurrent changes in IFRS;

(r)
grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employee or independent contractor or make any bonus or profit sharing distribution or similar payment of any kind, except as may be required by the terms of a Contract listed in Section 3.1(28)(a) of the Company Disclosure Letter or as otherwise described in Section 3.1(28)(a) of the Company Disclosure Letter;

(s)
(i) adopt, enter into or amend any Employee Plan; (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee; (iv) make any material determination under any Employee Plan that is not in the Ordinary Course; or (v) take or propose any action to effect any of the foregoing;

(t)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(u)
commence, waive, release, assign, settle, compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the business of the Company in excess of an aggregate amount of US$100,000 other than amounts or liabilities disclosed in the Company Filings which are resolved for an amount equal to or less than the amount disclosed, or which could reasonably be expected to impede, prevent or delay the consummation of the transaction contemplated by this Agreement;

(v)	enter into any Contract with a Person (other than a wholly-owned Subsidiary of the Company) that does not deal at arm’s length with the Company within the meaning of the Tax Act;

(w)	enter into or amend any Contract with any broker, finder or investment banker, including any amendment of any of the Contracts listed in Section 3.1(35) of the Company Disclosure Letter; or

(x)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)
The Company shall not incur aggregate Transaction Costs in excess of US$2,000,000, and the payment of all such Transaction Costs at or prior to the Effective Time shall be in full satisfaction of all present and future obligations owed to the recipients thereof in connection with the transactions contemplated by this Agreement and, in the case of payment of fees and expenses of financial advisors, shall be conditioned upon receipt of fee acknowledgement and release letters from such financial advisors, and such releases shall remain valid, in force and binding on the relevant financial advisors as of Closing.

(4)	The Company shall promptly, and in any event within two (2) Business Days of each of the following, notify the Purchaser in writing of:

(a)	any Company Material Adverse Effect; or

(b)
any material penalty, filing, action, suit, claim, investigation, audit inquiry, assessment or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its Subsidiaries.

Section 4.2    Conduct of Business of the Purchaser

i.
The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Company, acting reasonably, or (ii) as required or permitted by this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course in all material respects.

ii.
Without limiting the generality of Section 4.2(1), the Purchaser (1) covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Company, acting reasonably, or (ii) as required or permitted by this Agreement, the Purchaser shall not, and the Purchaser shall not permit any of its Subsidiaries to, directly or indirectly:

(i)
amend or propose to amend its Constating Documents in a manner that would impact the nature or value of the Consideration (other than, for greater certainty, to effect a split or consolidation of the issued and outstanding Consideration Shares (which split or consolidation shall be subject to Section 2.11)), or where such amendment would reasonably be expected to have a Purchaser Material Adverse Effect, would reasonably be expected to adversely affect the securityholders of the Purchaser or the Company, or would reasonably be expected to materially delay or prevent the consummation of the Arrangement and the transactions contemplated by this Agreement;

(ii)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Purchaser Shares, except for regular quarterly dividends to shareholders of the Purchaser in the ordinary course consistent with past practice;

(iii)
redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any Purchaser Shares, other than purchases of Purchaser Shares made in the public markets or off-market at then prevailing market price and other than redemptions or repurchases of Purchaser Shares in connection with the administration of equity or employee incentive plans;

(iv)
issue, deliver or sell, or authorize the issuance, delivery or sale, of any shares of its capital stock or other equity or voting interests which represent, in the aggregate, more than 20% of the outstanding capital stock of the Purchaser, except for the issuance of awards under, and except for the Purchaser Shares reserved for issuance pursuant to, the Purchaser’s 2006 Stock Incentive Plan and the 2010 Pixelworks, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time;

(v)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Purchaser;

(vi)	materially change the business carried on by Purchaser and its Subsidiaries, taken as a whole;

(vii)	take any action that would result in the need for stockholder approval of the Purchaser of the transactions contemplated by this Agreement; or

(viii)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

iii.	The Purchaser shall promptly, and in any event within two (2) Business Days, notify the Company in writing of:
(a)    any Purchaser Material Adverse Effect; or

(b)
any material penalty, filing, action, suit, claim, investigation, audit inquiry, assessment or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser.

Section 4.3    Covenants of the Purchaser Relating to the Consideration Shares

(1)
The Purchaser shall, no later than 15 calendar days prior to the Effective Time, file with NASDAQ a Listing of Additional Shares Notification Form with respect to the Consideration Shares issuable pursuant to the Arrangement and with respect to the Purchaser Shares to be issued from time to time after the Effective Time upon the conversion of the Convertible Debentures as set out in the Plan of Arrangement and shall use commercially reasonable efforts to cause each of the Consideration Shares and the Purchaser Shares to be issued upon the conversion of the Convertible Debentures to be listed on NASDAQ.

(2)
The Purchaser shall use its commercially reasonable efforts to ensure that the Consideration Shares to be issued pursuant to the Arrangement shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.

(3)
The Purchaser shall use commercially reasonable efforts to maintain the effectiveness of its current registration statement on Form S-8, which covers the Purchaser Shares issuable upon the settlement of Purchaser RSUs issued in exchange for Company RSUs pursuant to the terms of the Plan of Arrangement for so long as any such Purchaser RSUs remain outstanding.

(4)
The Purchaser shall file with the United States Securities and Exchange Commission by no later than October 31, 2017, and shall use its commercially reasonable efforts to have declared effective by no later than November 30, 2017, a registration statement on Form S-3 (the ‘‘S-3 Registration Statement’’) to register under the U.S. Securities Act the Purchaser Shares to be issued from time to time after the Effective Time upon the conversion of the Convertible Debentures as set out in the Plan of Arrangement. The Purchaser shall use commercially reasonable efforts to maintain the effectiveness of the S-3 Registration Statement for so long as any Convertible Debentures remain outstanding.

(5)
Prior to the Effective Time, the Purchaser shall reserve for issuance the Consideration Shares and the Purchaser Shares issuable upon settlement of Purchaser RSUs and upon conversion of Convertible Debentures. The Purchaser covenants that the Purchaser Shares when issued (A) in accordance with this Agreement and the Arrangement, (B) upon the settlement of Purchaser RSUs issued pursuant to this Agreement and the Arrangement and (C) upon the conversion of Convertible Debentures will be validly issued and fully paid and non-assessable.

Section 4.4    Regarding the Arrangement

(1)
Subject to the terms and conditions of this Agreement, the Company shall, and shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(a)
use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary under the Company Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Company Material Contracts in full force and effect following completion of the Arrangement (including the Key Consents to the extent not obtained prior to execution of this Agreement), in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(b)
prepare and file, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using its commercially reasonable efforts to obtain and maintain all Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the reasonable opinion of the Purchaser, advisable, in connection with obtaining the Regulatory Approvals;

(c)	use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d)
carry out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement; and

(f)
use its commercially reasonable efforts to assist in causing each member of its Board and the board of directors of each of its wholly-owned Subsidiaries (in each case to the extent requested by the Purchaser) to be replaced by Persons designated or nominated, as applicable, by the Purchaser effective as of the Effective Time.

(2)
Subject to the terms and conditions of this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by the Purchaser or any of its Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Purchaser shall and, where appropriate, shall cause its Subsidiaries to:

(a)
prepare and file, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using its commercially reasonable efforts to obtain and maintain all Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the opinion of the Company, advisable, in connection with obtaining the Regulatory Approvals;

(b)
use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(c)
carry out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(d)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

(3)	Each of the Parties shall promptly, and in any event within two (2) Business Days of each of the following, notify the other Parties in writing of:

(a)
any notice or other communication from any Person alleging (i) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement, or (ii) that such Person is terminating or may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company as a result of this Agreement or the Arrangement;

(b)
any notice or other communication from any Governmental Entity in connection with this Agreement (and such Party shall contemporaneously provide a copy of any such written notice or communication to the other Party).

Section 4.5        Company Credit Agreement

(1)
The Company shall co-operate with the Purchaser to obtain the written consent, waiver or other agreement of the lender under the Company Credit Agreement as is necessary to effect a waiver of the “change of control” event of default or similar restrictions under the Company Credit Agreement arising as a result of the completion of the Arrangement (including any repayment to holders of Convertible Debentures Subject to Repayment), on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration to, or incur any liability or obligation from, the lender under the Company Credit Agreement, without the prior written consent of the Purchaser. In the event that such consent, waiver or other agreement is not obtained by the Effective Date, the Purchaser agrees that it shall make arrangements to repay or refinance (subject to the conditions set out in clause (3) below) the indebtedness under the Company Credit Agreement effective as of the Effective Date in accordance with the terms of a payoff and discharge letter to be issued by the lender under the Company Credit Agreement.

(2)
The Company shall also provide, and shall use its commercially reasonable efforts to cause its Representatives to provide, to the Purchaser cooperation reasonably requested by the Purchaser in connection with any refinancing, replacement, retirement, satisfaction or discharge of any indebtedness of the Company or its Subsidiaries under the Company Credit Agreement (collectively, the “Refinancing”), including:

(a)
furnishing the Purchaser and the proposed lenders, as promptly as reasonably practicable, with such financial and other reasonably required information regarding the Company and its Subsidiaries (information required to be delivered under this clause (a) being referred to as the “Required Information”), provided that competitively sensitive information may be provided only to external counsel of the Purchaser or the proposed lender;

(b)
using its commercially reasonable efforts to facilitate the pledging of collateral in connection with the Refinancing (subject to the occurrence of the Effective Time) including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may reasonably be requested by the Purchaser;

(c)	assisting the Purchaser and the proposed lenders in the preparation of bank information memoranda and other marketing materials for the Refinancing;

(d)	cooperating with the Purchaser to obtain customary credit ratings including for the Company and the Refinancing; and

(e)	obtaining customary payoff letters, redemption notices, releases of Liens and instruments of termination or discharge, provided that: (A) such requested co-operation is made on reasonable notice and does not unreasonably interfere with the ongoing operations of the Company; (B) such requested co-operation shall not require the Company to obtain the approval of the Company Shareholders; and (C) the Purchaser shall pay all of the cooperation costs and all direct or indirect costs that may be incurred as a consequence of such requested cooperation or Refinancing, provided that neither the Company nor any of its Subsidiaries shall be required by the Purchaser to pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time.
The Company acknowledges that the Purchaser may have confidential discussions concerning any such Refinancing of the Company Credit Agreement, and consents to the Purchaser having such discussions provided that such debt-financing sources keep any applicable confidential information concerning the Company confidential in accordance with the Confidentiality Agreement.

(3)	The Company and the Purchaser agree that:

(a)	the amount of any Refinancing to which the Convertible Debentures shall be subordinated shall be no more than US$10 million;

(b)
any subordination or other agreements to be entered into by the holders of the Convertible Debentures in connection with any Refinancing shall be on substantially the same terms and conditions as those in the existing subordination and other agreements entered into by the holders of the Convertible Debentures in connection with the Company Credit Agreement; and

(c)	the Repayment shall be permitted under any Refinancing.

Section 4.6	Access to Information; Confidentiality

(1)
Subject to Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries to: (a) give the Purchaser and its representatives upon reasonable notice, reasonable access during normal business hours to their: (i) premises, (ii) property and assets (including all books and records, whether retained internally or  otherwise), (iii) Contracts, and (iv) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Company or its Subsidiaries; and (b) give the Purchaser copies of the Company’s monthly management reports, reports or presentations to the board of directors of the Company relating to the Company’s or its Subsidiaries’ financial condition and operations, and such other financial and operating data or other information with respect to the assets or business of the Company or its Subsidiaries as the Purchaser from time to time reasonably requests.

(2)
Subject to Law and the terms of any existing Contracts, the Purchaser shall: (a) give the Company and its representatives upon reasonable notice, reasonable access during normal business hours to their senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Purchaser; and (b) give the Company such financial data relating to the Purchaser as the Company from time to time reasonably requests in the circumstances of the transactions contemplated by this Agreement.

(3)
Investigations made by or on behalf of a Party, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by another Party in this Agreement.

(4)
Notwithstanding this Section 4.5 or any other provision of this Agreement, a Party shall not be obligated to provide access to, or to disclose, any information to another Party if such first Party reasonably determines that such access or disclosure would jeopardize any privilege claim by such first Party or any of it Subsidiaries or interfere unreasonably with the conduct of the business of the first Party and its Subsidiaries or require any action by the first Party outside of normal business hours.

(5)
The Parties acknowledge that the Confidentiality Agreement continues to apply and that any information provided under this Section 4.5 that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

Section 4.7	Pre-Acquisition Reorganization

(1)
Subject to Section 4.7(2), the Company agrees that, upon request of the Purchaser, the Company shall (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(2)	The Company will not be obligated to participate in any Pre-Acquisition Reorganization under Section 4.7(1) unless such Pre-Acquisition Reorganization:

(a)	can be completed immediately prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting the Company in any material manner;

(b)	is not prejudicial to the Company in any material respect or to the Company Shareholders; and

(c)	does not impair the ability of the Company to consummate, and will not materially delay the consummation of, the Arrangement.

(3)
Furthermore, such Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract).

(4)
The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after the Purchaser has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(5)
The Purchaser agrees that it will be responsible for all costs and expenses (including any professional fees and expenses) associated with any Pre-Acquisition Reorganization to be carried out at its request or unwound and shall indemnify and save harmless the Company and its affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization or the unwinding of any such Pre-Acquisition Reorganization.

Section 4.8	Public Communications
The Parties shall co-operate in the preparation of presentations, if any, to Company Shareholders or the holders of Convertible Debentures or Company Warrants regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and a Party must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

Section 4.9	Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)
Notification provided under this Section 4.9 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)
The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall, to the extent permitted by Law, postpone or adjourn the Company Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.10	Insurance and Indemnification

(1)
Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser shall, or shall cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(2)
The Purchaser shall cause the Company to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are (i) included in the Constating Documents of the Company or any of its Subsidiaries, or (ii) disclosed in Section 3.1(20)(a) of the Company Disclosure Letter, and acknowledges that such rights under both (i) and (ii) shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)
If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.10.

Section 4.11    Company 401(k) Plans
At the request of the Purchaser no later than 10 Business Days prior to the Closing, the Company shall, or shall cause its Subsidiary to, take all actions necessary so that effective as of the Business Day prior to the Effective Time, the Company or its Subsidiary, as applicable, shall terminate any U.S. Employee Plan that includes a 401(k) feature pursuant to resolutions of the Company’s or its Subsidiary’s Board of Directors, as applicable, that are reasonably satisfactory to the Purchaser.
Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation

(1)
Except as expressly provided in this Article 5, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(a)
solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser or any of its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, it being acknowledged and agreed that the Company may communicate with any Person for purposes of advising such Person of the restrictions in this Agreement or advising such Person that their Acquisition Proposal does not constitute a Superior Proposal or is not reasonably expected to constitute or lead to a Superior Proposal;

(c)	make a Change in Recommendation;

(d)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced or otherwise publicly disclosed Acquisition Proposal (it being understood that taking no position or a neutral position with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for a period of no more than five (5) Business Days following the announcement or disclosure of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)
enter into or publicly propose to enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3).

(2)
The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser or its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall no longer provide access to any data room or provide any new disclosure of information, or access to properties, facilities, books and records of the Company or any of its Subsidiaries outside the Ordinary Course.

(3)
The Company represents and warrants that since January 1, 2016, the Company has not waived any standstill or similar agreement to which the Company is a party, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and (ii) neither the Company, nor any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2	Notification of Acquisition Proposals
If the Company or any of its Subsidiaries or any of their respective Representatives, receives, or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries that is made, or that may reasonably be perceived to be made, in connection with an Acquisition Proposal, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall immediately notify the Purchaser, at first orally, and then promptly and in any event within 48 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, and shall provide the Purchaser with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3	Responding to an Acquisition Proposal

(1)
Notwithstanding Section 5.1, if at any time, prior to obtaining the approval by the Company Shareholders of the Arrangement Resolution, the Company receives a written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if:

(a)
the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal (disregarding for such determination any due diligence or access condition);

(b)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction;

(c)	the Company has been, and continues to be, in compliance with its obligations under Article 5;

(d)
prior to providing any such copies, access, or disclosure, the Company enters into a confidentiality and standstill agreement with such Person having terms that are not less onerous than those set out in the Confidentiality Agreement and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser; and

(e)
the Company promptly provides the Purchaser with, prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(d).

(2)
Nothing contained in this Agreement shall prevent the Board from complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Canadian Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

Section 5.4	Right to Match

(1)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Company Shareholders, the Board may authorize the Company to, subject to compliance with Section 8.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(b)	the Company has been, and continues to be, in compliance with its obligations under Article 5;

(c)
the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)	the Company has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal;

(e)
at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement for the Superior Proposal from the Company;

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)
if the Purchaser has offered to amend this Agreement and the Arrangement under Section 5.4(2), the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisers, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2);

(h)
the Board has determined in good faith, after consultation with the Company’s outside legal counsel that it is appropriate for the Board to enter into a definitive agreement with respect to such Superior Proposal; and

(i)	prior to entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.

(2)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in good faith, after consultation with the Company’s outside legal counsel and financial advisers, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment or modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the Purchaser received the new Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

(4)
At the Purchaser’s request, the Board shall promptly reaffirm the Board Recommendation by press release after the Board determines that an Acquisition Proposal is not a Superior Proposal or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its outside legal counsel.

(5)
If the Company provides a Superior Proposal Notice to the Purchaser on or after a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or shall postpone the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting but before the Outside Date, to the extent permitted by Law.

Section 5.5	Breach by Subsidiaries and Representatives
Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by the Company.
Article 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent
The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(2)
Interim and Final Order. The Interim Order and the Final Order have both been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)
Purchaser Shares. The Consideration Shares to be issued pursuant to the Arrangement and any Purchaser Shares issuable upon conversion of Convertible Debentures shall have been included on the Listing of Additional Shares Notification Form provided to NASDAQ as of the Effective Date and the Purchaser shall have not received a NASDAQ Delisting Notification or similar notification concerning the Consideration Shares or Purchaser Shares issuable upon conversion of Convertible Debentures.

(4)	Securities Law Exemptions.

(a)
The distribution of Consideration Shares shall be exempt from the prospectus requirements of Canadian Securities Laws and shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption.

(b)
The Consideration Shares shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, and subject only to restrictions on transfers applicable solely as a result of the holder being, or within the last 90 days having been, an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of the Purchaser.

(5)
Articles of Arrangement. The Articles of Arrangement to be sent to the Director under the CBCA in accordance with this Agreement shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

(6)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)
Representations and Warranties. The representations and warranties of the Company set forth in: (i) Sections (1) [Organization and Qualification] and (2) [Corporate Authorization] of Schedule C shall be true and correct in all respects as of the date of this Agreement, and as of the Effective Time as if made as at and as of such time; (ii) the representations and warranties of the Company set forth in Section (6) [Capitalization] of Schedule C shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement; and (iii) all other representations and warranties of the Company set forth in Schedule C shall be true and correct in all respects (disregarding for purposes of this Section 6.2(1) any materiality or Company Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement, and as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Date, and has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Purchaser) in any jurisdiction that is reasonably likely to:

(a)
cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Common Shares, including the right to vote the Company Common Shares;

(b)
prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of a material portion of the business or assets of the Purchaser, the Company or any of the Company’s Subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser, the Company or any of the Company’s Subsidiaries as a result of the Arrangement; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Company Material Adverse Effect.

(4)
Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(5)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Company Common Shares.

(6)	Key Consents. Each of the Key Consents which was not given or obtained on or prior to the date of this Agreement, has been given or obtained on terms acceptable to the Purchaser, acting reasonably.

(7)
Employees. The Key Employee remains employed by the Company as of the Effective Date and individuals who, in the aggregate, represent at least 80% of the Current R&D Employee Complement remain employed by the Company as of the Effective Date and the Company has delivered a certificate confirming each of same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(8)
MoCA Transaction. The proceeds received by the Company in connection with the MoCA Transaction shall have been used by the Company only for (i) operating expenses (including any expenses incurred under the MoCA Transitional Services Agreement), (ii) the repayment of interest on outstanding company indebtedness in the Ordinary Course, (iii) the repayment of principal on outstanding debt owed under the Company Credit Agreement to the extent required by the terms of the Company Credit Agreement pursuant to adjustments to the borrowing base as a result of (A) the MoCA Transaction or (B) the operation of the Company’s business in the Ordinary Course of business, or (iv) the Transaction Costs, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(9)
Convertible Debentures. The waivers, consents and amendments to, or in respect of, the terms of the Convertible Debentures Subject to Roll-over, in each case as entered into prior to or as of the date hereof by the Company with the holders of Convertible Debentures Subject to Roll-over, true and complete copies of which have been disclosed in the Data Room, shall be valid, in force and binding on all parties and in full force and effect, such waivers, consents and amendments shall not have been terminated prior to the Closing, and the holders of the Convertible Debentures shall not have exercised any of their recourses or remedies under the Convertible Debentures prior to Closing.

Section 6.3	Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)
Representations and Warranties. The representations and warranties of the Purchaser set forth in: (i) Sections (1) [Organization and Qualification] and (2) [Corporate Authorization] of Schedule D shall be true and correct in all respects as of the date of this Agreement, and as of the Effective Time as if made as at and as of such time; (ii) the representations and warranties of the Purchaser set forth in Section (6) [Capitalization] of Schedule D shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement; and (iii) all other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(1) any materiality or Purchaser Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement, and as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers thereof (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)
Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers thereof (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Company or its Subsidiaries) in any jurisdiction that is reasonably likely to:

(a)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to issue the Consideration Shares; or

(b)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Purchaser Material Adverse Effect.

(4)
Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers thereof (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4	Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.
Article 7
TERM AND TERMINATION

Section 7.1	Term
This Agreement shall be effective from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms.

Section 7.2	Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)
the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)
after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(c)	the Company if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.9(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied;

(ii)
prior to obtaining the Required Approval, the Board authorizes the Company to enter into a definitive written agreement (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal, provided the Company is then in compliance with its obligations under Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2; or

(iii)	any event occurs as a result of which the condition set forth in Section Section 6.3(3) [No Purchaser Material Adverse Effect] is not capable of being satisfied by the Outside Date.

(d)	the Purchaser if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.9(3); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied;

(ii)
(A) the Board or any committee of the Board fails to recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days after having been requested in writing by the Purchaser to do so, the Board Recommendation, or takes no position or remains neutral with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for more than five (5) Business Days following the announcement or disclosure of such Acquisition Proposal (in each case, a “Change in Recommendation”), (B) the Company breaches Article 5 in any material respect, or (C) the Board or any committee of the Board resolves or proposes to take any of the foregoing actions; and

(iii)
any event occurs as a result of which the conditions set forth in Section 6.2(4) [No Company Material Adverse Effect], Section 6.2(5) [Dissent Rights Condition], Section 6.2(6) [Key Consents], or Section 6.2(7) [Employees], are not capable of being satisfied by the Outside Date.

(2)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right in accordance with Section 4.9(3).

Section 7.3	Effect of Termination/Survival
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.10 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, this Section 7.3, Section 2.4(3), Section 2.4(7), Section 8.2 through to and including Section 8.15, and the provisions of the Confidentiality Agreement shall survive in accordance with their terms, and provided further that no Party shall be relieved of any liability for any wilful breach by it of this Agreement. As used in this Section 7.3, “wilful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Article 8
GENERAL PROVISIONS

Section 8.1	Amendments
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2	Termination Fee

(1)
Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Termination Fee to the Purchaser in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $2,100,000 and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Article 5];

(b)	by the Company pursuant to Section 7.2(1)(c)(ii) [Superior Proposal]; or

(c)
by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve] or Section 7.2(1)(b)(iii) [Effective Time not prior to Outside Date], or by the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] if:

(i)
prior to such termination, an Acquisition Proposal is made or publicly announced by any Person other than the Purchaser or any of its affiliates or any Person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to do so; and

(ii)
within 6 months following the date of such termination, (X) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (Y) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal, and such Acquisition Proposal is later consummated (whether or not within 6 months after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to 50% or more.

(3)	The Termination Fee shall be paid by the Company as follows, by wire transfer of immediately available funds:

(a)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 8.2(2)(a), within two (2) Business Days of the occurrence of such Termination Fee Event;

(b)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 8.2(2)(b), concurrently with such termination;

(c)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 8.2(2)(c), on the consummation of the Acquisition Proposal referred to in Section 8.2(2)(c).

(4)
The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Purchaser would not enter into this Agreement, and that the amount set out in this Section 8.2 represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(5)
The Company agrees that the payment of the Termination Fee pursuant to this Section 8.2 is in addition to any damages or other payment or remedy to which the Purchaser may be entitled under Section 8.6.

Section 8.3    Expenses

(1)
Except as provided in Section 8.2, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)
The Company confirms that other than the fees disclosed in Section 4.1(3) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.4    Notices
Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by hand delivery, courier, facsimile or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day; or (ii) if sent by facsimile (with facsimile machine confirmation of transmission) on the date of transmission if it is a Business Day and transmission was made prior to 4:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like Notice):

(a)	to the Company at:
ViXS Systems Inc.
1210 Sheppard Ave. E.
Suite 800
Toronto, Ontario
M2K 1E3

Attention: President and Chief Executive Officer and Chief Legal Officer
Facsimile: 416-646-1042

with a copy to:
Gowling WLG (Canada) LLP
100 King St W #1600
Toronto (Ontario)
M5X 1G5
Attention:     Kathleen Ritchie and Faran Umar-Khitab
Facsimile:    (416) 862-7661

(b)	to Purchaser at:
Pixelworks, Inc.
224 Airport Parkway
#400 San Jose,
CA 95110 USA

Attention:     President and Chief Executive Officer, and Chief Financial Officer
Facsimile:    408-200-9201

with a copy to:
Stikeman Elliott LLP
1155 René-Lévesque Blvd W. #4100
Montréal, Québec
H3B 3V2
Attention:     John Leopold and David Massé
Facsimile:    (514) 397-3222

Rejection or other refusal to accept, or inability to deliver because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.
Section 8.5    Time of the Essence
Time is of the essence in this Agreement.
Section 8.6    Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached by a Party. It is accordingly agreed that each Party shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement against the other Parties without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at law or in equity.
Section 8.7    Third Party Beneficiaries

(1)
Except as provided in Section 4.10, which, without limiting its terms, is intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)
Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 4.10 of this Agreement, which is intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provision on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 8.8    Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 8.9    Entire Agreement
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Company, on one hand, and the Purchaser, on the other hand, with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Company, on one hand, and the Purchaser, on the other hand, including the letter of intent dated March 23, 2017. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Company, on one hand, and the Purchaser, on the other hand in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Company, on one hand, and the Purchaser, on the other hand, have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 8.10    Successors and Assigns

(1)
This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided however that the Purchaser (or any permitted assign of the Purchaser) may, at any time, assign its rights and obligations under this Agreement without such consent to an affiliate of the Purchaser if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the assigning party under this Agreement as if it were an original signatory and provided further that the assigning party shall not be relieved of its obligations hereunder.

Section 8.11    Severability
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 8.12    Governing Law and Process Agent

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(3)
The Purchaser hereby irrevocably designates Stikeman Elliott LLP (in such capacity, the “Process Agent”), with an office at 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada M5L 1B9 as its designee, appointee and agent to receive, for and on its behalf, service of process in the Province of Ontario in any legal action or proceedings with respect to this Agreement or the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the other Parties in the manner provided in Section 8.4. The Purchaser shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it shall at all times have an agent for service of process for the above purposes in the Province of Ontario. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other entity by consolidation, merger, sale of assets or otherwise, such other entity shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of Stikeman Elliott LLP. Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable Law.

Section 8.13    Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
Section 8.14    No Liability
No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered on behalf of the Purchaser under this Agreement. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered on behalf of the Company or any of its Subsidiaries under this Agreement.
Section 8.15    Counterparts
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

PIXELWORKS, INC.
By:	/s/ Todd DeBonis
Authorized Signing Officer

VIXS SYSTEMS INC.
By:	/s/ Sohail Khan
Authorized Signing Officer

SCHEDULE A
PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions
Unless indicated otherwise, where used in this Plan of Arrangement, terms used but not defined shall have the meanings specified in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“Affected Person” has the meaning ascribed thereto in Section 5.3.
“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement made as of May 18, 2017 between the Company and the Purchaser, as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated in accordance with its terms and including all schedules to it.
“Arrangement Resolution” means the special resolution of the Company Shareholders approving this Plan of Arrangement.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form that is satisfactory to the Company and the Purchaser, each acting reasonably.
“Broker” has the meaning ascribed thereto in Section 5.3.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or San Jose, California.
“CBCA” means the Canada Business Corporations Act.
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.
“Company” means ViXS Systems Inc., a corporation existing under the CBCA.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
“Company Common Shares” means the common shares in the capital of the Company.
“Company Equity Awards” means the Company Options and Company RSUs issued pursuant to the Company LTIP.
“Company LTIP” means the Company’s Long-Term Incentive Plan (as amended on May 10, 2016).
“Company Meeting” means the annual and special meeting of Company Shareholders, including any adjournment or postponement of such annual and special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Optionholders” means the holders of Company Options.
“Company Options” means the outstanding options to purchase Company Common Shares issued pursuant to the Company LTIP.
“Company RSUs” means the outstanding restricted share units issued pursuant to the Company LTIP.
“Company Shareholders” means the registered or beneficial holders of the Company Common Shares, as the context requires.
“Company Warrantholders” means the holders of Company Warrants.
“Company Warrants” means the common share purchase warrants of the Company, including the common share purchase warrants of the Company (i) issued on January 12, 2016 to purchase up to an aggregate of 2,517,842 Company Common Shares at an exercise price of $0.60 per Company Common Share, initial expiry date being 12 months from issuance with such expiry date having been extended to September 9, 2017; (ii) issued on September 9, 2016 and November 21, 2016 to purchase up to an aggregate of 2,999,998 Company Common Shares at an exercise price of $0.60 per Company Common Share, expiring on September 9, 2017; (iii) issued on September 9, 2016 to purchase up to an aggregate of 2,450,000 Company Common Shares at an exercise price of $0.50 per Company Common Share, expiring on September 9, 2017; (iv) issued on October 31, 2016 to purchase up to an aggregate of 445,833 Company Common Shares at an exercise price of $0.50 per Company Common Share, expiring on October 31, 2017; and (v) issued on July 12, 2012 to purchase up to an aggregate of 23,856 Company Common Shares at an exercise price of US$5.03 per Company Common Share, expiring on July 12, 2019.
“Consideration” means the consideration to be received by the Company Shareholders pursuant to this Plan of Arrangement consisting of 0.04836 of a Purchaser Share for each Company Common Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.11 of the Arrangement Agreement.
“Consideration Shares” means the Purchaser Shares to be issued as Consideration pursuant to the Arrangement.

“Convertible Debentures” means the (i) 10.00% secured subordinated convertible debentures due January 12, 2020 of the Company issued on January 12, 2016 in the aggregate principal amount of $3,424,266, and (ii) 10.00% secured subordinated convertible debentures due September 9, 2019 of the Company issued on September 9, 2016 and November 21, 2016, in the aggregate principal amount of $4,200,000.
“Convertible Debentures Subject to Roll-over” means those Convertible Debentures whose holders have agreed in writing prior to the Effective Date to amend their Convertible Debentures on the Effective Date, such that they will become convertible into Purchaser Shares on the basis of the same exchange ratio as applicable to the Consideration.
“Court” means the Ontario Superior Court of Justice (Commercial List).
“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Company Common Shares in relation to the Arrangement, with the approval of the Company, acting reasonably.
“Director” means the Director appointed pursuant to section 260 of the CBCA.
“Dissent Rights” has the meaning specified in Section 3.1(1).
“Dissenting Shareholder” means a registered holder of Company Common Shares who has validly exercised Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Dissent Rights.
“Dissent Shares” means Company Common Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Fair Market Value” means the closing price of the Company Common shares on the Toronto Stock Exchange on the fourth trading day immediately preceding the Effective Date.
“Final Order” means the final order of the Court made pursuant to section 192 of the CBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange.

“Interim Order” means the interim order of the Court made pursuant to section 192 of the CBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“In-the-Money Options” means those Company Options, if any, that as of the Effective Time are exercisable at prices less than the Fair Market Value;
“In-the-Money Warrants” means those Company Warrants, if any, that as of the Effective Time are exercisable at prices less than the Fair Market Value;
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.
“Letter of Transmittal” means the letter of transmittal to be delivered by Company to the Company Shareholders providing for delivery of the certificates representing the Company Shareholder’s Common Shares to the Depositary.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.
“Option Surrender Shares” has the meaning ascribed thereto in Section 2.3(2).
“Parties” means the Company and the Purchaser, and “Party” means any one of them.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Section 8.1 of the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Purchaser” means Pixelworks, Inc., a corporation existing under the laws of Oregon, United States.
“Purchaser RSUs” has the meaning ascribed thereto in Section 2.3(8).
“Purchaser SIP” means the Purchaser’s Amended and Restated 2006 Stock Incentive Plan.
“Purchaser Shares” means the shares of common stock in the capital of the Purchaser.
“Tax Act” means the Income Tax Act (Canada).

“Warrant Surrender Shares” has the meaning ascribed thereto in Section 2.3(3).
“Withholding Obligation” has the meaning ascribed thereto in Section 5.3.

1.2	Interpretation Not Affected by Headings
The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection or paragraph by number or letter or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender
In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Certain Phrases
The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.”

1.5	Affiliates and Subsidiaries
For the purpose of this Plan of Arrangement, a Person is an “affiliate” of another Person if one of them is a Subsidiary of the other or each one of them is controlled, directly or indirectly, by the same Person. A “Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary. A Person is considered to “control” another Person if: (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation; or (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership; or (c) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

1.6	Computation of time
A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

1.7	Time
Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal are local time in Toronto, Ontario, Canada unless otherwise stipulated herein or therein.

1.8	Successors and Assigns

This Plan of Arrangement will be binding upon and enure to the benefit of the heirs, administrators, executors, representatives, successors and permitted assigns of any Person named or referred to in this Plan of Arrangement.

1.9	Currency
All references in this Plan of Arrangement to dollars or to $ are references to Canadian dollars, unless otherwise specified.

1.10	Statutory References
References to a particular statute or law shall be to such statute or law and the rules, regulations and published policies made thereunder, as in force as at the date of this Plan of Arrangement and, unless otherwise expressly provided, as the same may be amended, re-enacted, consolidated or replaced from time to time.

1.11	Governing Law
This Plan of Arrangement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings in connection with this Plan of Arrangement will be subject to the exclusive jurisdiction of the Court.
ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement Agreement
This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Effectiveness

(1)
This Plan of Arrangement will become effective at, and will be binding at and after, the Effective Time, without any further act or formality required on the part of any Person, on the Company, the Purchaser, all registered holders and all beneficial owners of Company Common Shares (including, for greater certainty, Dissenting Shareholders), all registered holders and all beneficial owners of Company Equity Awards, all registered holders and all beneficial owners of Company Warrants, all registered holders and all beneficial owners of Convertible Debentures Subject to Roll-over, the registrar and transfer agent in respect of the Company Common Shares, the Depositary, and all other Persons.

(2)
The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions Section 2.3 has become effective in the sequence and at the times set out therein.

(3)	Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.

2.3	The Arrangement

Commencing at the Effective Time, the following steps shall occur and shall be deemed to occur as follows without any further authorization, act or formality:

(1)
at the Effective Time, the Company shall issue to the holder of each Company RSU that is vested (or, if applicable, becomes vested at or immediately prior to the Effective Time by reason of the Arrangement) in accordance with its terms, and outstanding, immediately prior to the Effective Time, one Company Common Share for each such Company RSU, and the holder of such Company RSUs shall be and shall be deemed to be the holder of such number of Company Common Shares, and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly, but the holder of such Company RSU shall not be entitled to a certificate or other document representing the Company Common Shares so issued;

(2)
concurrently with the preceding step, each Company Option outstanding and unexercised immediately prior to the Effective Time shall be, and shall be deemed to be, fully vested and surrendered and transferred to the Company in consideration for, in the case of any In-the-Money Options, the issuance by the Company of that number of Company Common Shares (“Option Surrender Shares”) equal to (i) the number of Company Common Shares issuable upon exercise of such In-the-Money Options immediately prior to the Effective Time minus (ii) the number of whole and partial (computed to the nearest four decimal places) Company Common Shares that, when multiplied by the Fair Market Value of a Company Common Share is equal to the aggregate exercise price of such In-the-Money Options, and the Company Optionholder shall be and shall be deemed to be the holder of such number of Option Surrender Shares and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly, but the Company Optionholder shall not be entitled to a certificate or other document representing the Option Surrender Shares so issued. No consideration shall be paid to the holders of Company Options that are not In-the-Money Options;

(3)
concurrently with the preceding step, each Company Warrant outstanding and unexercised immediately prior to the Effective Time shall be, and shall be deemed to be, surrendered and transferred to the Company in consideration for, in the case of any In-the-Money Warrants, the issuance by the Company of that number of Company Common Shares (“Warrant Surrender Shares”) equal to (i) the number of Company Common Shares issuable upon exercise of such In-the-Money Warrants immediately prior to the Effective Time minus (ii) the number of whole and partial (computed to the nearest four decimal places) Company Common Shares that, when multiplied by the Fair Market Value of a Company Common Share is equal to the aggregate exercise price of such In-the-Money Warrants, and the Company Warrantholder shall be and shall be deemed to be the holder of such number of Warrant Surrender Shares and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly, but the Company Warrantholder shall not be entitled to a certificate or other document representing the Warrant Surrender Shares so issued. No consideration shall be paid to the holders of Company Warrants that are not In-the-Money Warrants;

(4)
immediately following the preceding step, the Company Warrants shall be terminated and cancelled (and all rights thereunder shall expire) and be of no further force or effect and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly;

(5)
immediately following the preceding step, each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to the Purchaser in accordance with, and for the consideration contemplated in, Article 3 and:

(a)
the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Company Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have the rights set out in Section 3.1;

(b)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(c)
the Purchaser shall be, and shall be deemed to be, the holder of all of the outstanding Dissent Shares and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly;

(6)
immediately following the preceding step, each Company Common Share (other than Dissent Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissent Shares in accordance with Article 3) shall be transferred and assigned by the holder thereof to the Purchaser, without any further act or formality, in exchange for the Consideration, less any amounts withheld in accordance with Section 5.3;

(7)
concurrently with the preceding step, with respect to the Company Common Shares, the registered holder thereof shall cease to be the holder of such Company Common Shares and to have any rights as holder of such Company Common Shares other than the right to receive the Consideration, as the case may be, in accordance with this Plan of Arrangement and the name of each such holder shall be removed from the register of holders of Company Common Shares;

(8)
immediately following the preceding step, each Company RSU that is unvested and outstanding immediately prior to the Effective Time shall be exchanged for a number of restricted share units of the Purchaser (the “Purchaser RSUs”) authorized under the Purchaser’ SIP equal to 0.04836 per unvested Company RSU, rounded down to the nearest whole unit, which shall entitle the holder of such Company RSUs to receive one Purchaser Share upon settlement of each such Purchaser RSU. Each Purchaser RSU shall otherwise be subject to the same term to expiry and conditions to and manner of vesting applicable to the corresponding Company RSU under the Company LTIP. Any document or agreement previously evidencing such Company RSUs shall thereafter evidence and be deemed to reference Purchaser RSUs, with any adjustments deemed be made thereto as are necessary to ensure consistency with the provisions of this Section 2.3(8);

(9)
immediately following the preceding step, the Company LTIP and all outstanding Company Equity Awards shall be terminated and cancelled (and all rights thereunder shall expire) and be of no further force or effect, and the central securities register of the Company shall be, and shall be deemed to be, revised accordingly;

(10)
immediately following the preceding step, in accordance with the terms of the Convertible Debentures Subject to Roll-over and the agreements in writing relating thereto, each holder of a Convertible Debenture Subject to Roll-over outstanding immediately prior to the Effective Time shall receive upon the subsequent conversion of such Convertible Debenture Subject to Roll-over in accordance with its terms, and shall accept in lieu of each Company Common Share to which such holder was entitled upon such exercise, 0.04836 of a Purchaser Share, subject to adjustment in accordance with the terms of the Convertible Debenture Subject to Roll-over.

2.4	Tax Election
The Company shall file the prescribed form of election under the Tax Act with the Canada Revenue Agency electing to cease being a public corporation for purposes of the Tax Act as promptly as possible after all conditions therefor have been met.

2.5	Fractional Interests and Calculations

(1)
If the aggregate number of Consideration Shares to which a Company Shareholder would be entitled under this Plan of Arrangement would include a fractional share, then the number of Consideration Shares that such former Company Shareholder is entitled to receive shall be rounded down to the next whole number and no former Company Shareholder will be entitled to any consideration or compensation in respect of such fractional Consideration Shares.

(2)
All calculations and determinations made by the Company for the purposes of this Plan of Arrangement, including, the allocation of any fractional amounts shall be conclusive, final and binding upon the Company Shareholders.

2.6	Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Shareholder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, a cheque, wire or other form of immediately available funds for the consideration that such Company Shareholder has the right to receive in accordance with Section 2.3 and such Company Shareholder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Company Shareholder to whom payment is to be made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Company and the Depositary in such sum as the Company may direct or otherwise indemnify the Company in a manner satisfactory to the Company against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

2.7	Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens.
ARTICLE 3
RIGHTS OF DISSENT

3.1	Dissent Rights

(1)
Registered holders of Dissent Shares may exercise rights of dissent with respect to such Dissent Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified and supplemented by the Interim Order, the Final Order and this Section 3.1 in connection with the Arrangement Resolution (the “Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution must be received by the Company not later than 5:00 p.m. two (2) Business Days immediately preceding the date of the Company Meeting.

(2)
Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissent Shares (i) shall be entitled to be paid by the Purchaser the fair value of such Dissent Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted, and (ii) will not be entitled to any other payment or consideration under the Arrangement, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Dissent Shares.

(3)
Dissenting Shareholders who validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Dissent Shares shall be deemed to have participated in the Arrangement pursuant to Section 2.3(6) on the same basis as a non-dissenting holder of Company Common Shares.

(4)
In no circumstances shall the Company, the Purchaser, or any of their respective successors or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Common Shares in respect of which such rights are sought to be exercised. In no case shall the Company, the Purchaser, the Depositary, the registrar and transfer agent in respect of the Company Common Shares or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Common Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the register of holders of Company Common Shares as at the Effective Time as provided in Article 2.

(5)
No rights of dissent shall be available to Company Optionholders, Company Warrantholders, holders of Company RSUs or holders of Convertible Debentures in connection with the Arrangement. In addition to any other restrictions under the CBCA, holders of Company Common Shares who vote in favour of the Arrangement Resolution, or have instructed a proxyholder to vote such Company Common Shares in favour of the Arrangement Resolution, shall not be entitled to exercise Dissent Rights and shall be deemed to have not exercised Dissent Rights in respect of such Company Common Shares.

ARTICLE 4
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

4.1	Letter of Transmittal
At the time of mailing the Company Circular or as soon as practicable thereafter, the Company shall forward a Letter of Transmittal to each registered Company Shareholder at the address of such Person as it appears on the register maintained by or on behalf of the Company in respect of the holders of Company Common Shares.

4.2	Payment of Consideration

(1)
Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, with the Depositary, for the benefit of applicable holders of Company Common Shares, share certificates or other entitlements to the aggregate number of Consideration Shares payable to Company Shareholders under Section 2.3.

(2)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Common Shares (other than Company Common

Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such Company Shareholder as soon as practicable after the Effective Time, the consideration which such holder has the right to receive under this Plan of Arrangement for such Company Common Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(3)
Until surrendered as contemplated by Section 4.2(2), each certificate which immediately prior to the Effective Time represented any Company Common Shares (other than Company Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) shall be deemed after the Effective Time to represent only the right to receive upon such surrender consideration which such holder has the right to receive under this Plan of Arrangement for such Company Common Shares as contemplated in Section 4.2(2), less any amounts withheld pursuant to Section 5.3. Any such certificate formerly representing Company Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Company Shareholder of any kind or nature against or in the Company or the Purchaser. On such anniversary date, all certificates representing Company Common Shares shall be deemed to have been surrendered to the Company and consideration to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to the Company or any successor thereof for no consideration.

(4)
Any payment made by way of cheque by the Depositary or, if applicable, the Company, pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or, if applicable, the Company, or that otherwise remains unclaimed, in each case on or before the sixth anniversary of the Effective Date, and any right or claim to payment of consideration hereunder that remains outstanding on the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholder, Company Optionholder, Company Warrantholder or holder of Company RSUs to receive the consideration for Company Common Shares, Company Options, Company Warrants or Company RSUs, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Company or any successor thereof for no consideration.

(5)
No holder of Company Common Shares, Company Options, Company Warrants, Company RSUs or Convertible Debentures shall be entitled to receive any consideration with respect to such securities other than the consideration to which such holder is entitled to receive in accordance with Article 2 and this Section 4.2 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment or distribution in connection therewith other than as contemplated in Section 5.4.

ARTICLE 5
GENERAL

5.1	Amendment

(1)
The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be approved by the Company and the Purchaser and, if made following the Company Meeting, approved by the Court and communicated to Company Shareholders and others as may be required by the Interim Order in the manner required by the Court (if so required).

(2)
Any amendment, modification or supplement to this Plan of Arrangement which is directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by the Company and the Purchaser, in each case, acting reasonably, and (ii) if required by the Court, it is consented to by the Company Shareholders in the manner directed by the Court.

(3)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or by the Purchaser at any time prior to the Company Meeting, provided that the Company and the Purchaser shall each have consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting in accordance with the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(4)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(5)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Company, provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any former Company Shareholder, Company Optionholder, Company Warrantholder, holder of Company RSUs or any holder of Convertible Debentures Subject to Roll-over.

5.2	Consents, Waivers and Agreements
At the Effective Time, each Company Shareholder and any other Person affected by this Plan of Arrangement will be deemed to have consented and agreed to all of the provisions of this Plan of Arrangement in its entirety.

5.3	Withholding Rights and Tax Reporting
The Purchaser, Company and the Depositary, as the case may be, shall be entitled to deduct or withhold from any amounts contemplated to be payable to any Company Shareholder, Company Optionholder, Company Warrantholder or holder of Company RSUs under this Plan of Arrangement (an “Affected Person”) such amounts as are required to be deducted or withheld with respect to such payment (a “Withholding Obligation”) under the Tax Act or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and shall remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority. The Purchaser, Company or the Depositary shall also have the right to:

a)
deduct, withhold and sell, or direct Purchaser, Company or the Depositary to deduct, withhold and sell on their behalf, on their own account or through a broker (the "Broker"), and on behalf of any Affected Person; or

b)
require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to the Purchaser, the Company or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Purchaser Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Purchaser Shares shall be effected on a public market and as soon as practicable following the Effective Date. None of Purchaser, Company, the Depositary or the Broker will be liable for any loss arising out of any sale of such Purchaser Shares, including any loss relating to the manner or timing of such sales, the prices at which the Purchaser Shares are sold or otherwise.
In respect of the surrender and transfer of In-the-Money Options under this Plan of Arrangement, the Company shall make the election provided for in subsection 110(1.1) of the Tax Act.

5.4	Post-Effective Time Dividends and Distributions
No dividends or other distributions payable in respect of Consideration Shares with a record date after the Effective Time, if any, shall be paid to the holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding Company Common Shares transferred and assigned pursuant to Section 2.3(6) in respect of which Consideration Shares were issued pursuant to the Arrangement, and any such dividends and other distributions shall be paid by the Purchaser to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit in accordance with Section 2.6) in accordance with Section 4.2(2) or until surrendered and/or forfeited in accordance with Section 4.2(3). Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit in accordance with Section 2.6) in accordance with Section 4.2(2) there shall be paid to the holder thereof, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Consideration Shares to which such holder is entitled pursuant to the Arrangement.

5.5	Paramountcy
From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares, Company Options, Company Warrants and Company RSUs issued or outstanding prior to the Effective Time; (ii) the rights and obligations of Company, the Purchaser, all registered holders and all beneficial owners of Company Common Shares, all registered holders and beneficial owners of Company Options, Company Warrants and Company RSUs, the registrar and transfer agent in respect of the Company Common Shares and the Depositary shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims, proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares, Company Options, Company Warrants or Company RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.6	Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.
**********

SCHEDULE B
ARRANGEMENT RESOLUTION

1.
The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving ViXS Systems Inc. (the “Company”), pursuant to the arrangement agreement between the Company and Pixelworks, Inc. dated May 18, 2017, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of the Company dated June ●, 2017 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.
The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of the Company (the “Company Shareholders”) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of the Company are hereby authorized and empowered, without further notice to or approval of the Company Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

5.
Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement, to execute, under the corporate seal of the Company or otherwise, and to deliver to the Director under the CBCA for filing articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement.

6.
Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

SCHEDULE C
COMPANY REPRESENTATIONS AND WARRANTIES

(1)
Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now owned, leased, operated and conducted. The Company and each of its Subsidiaries is duly registered or otherwise authorized to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities make such registration or other authorization necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted. True and complete copies of the Constating Documents of the Company and its Subsidiaries were made available to the Purchaser, and neither the Company nor its Subsidiaries have taken any action to amend or supersede such documents.

(2)
Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Company Shareholders in the manner required by the Interim Order and Law and approval by the Court.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii)  any Regulatory Approval identified in accordance with this Agreement; and (iv) filings with the Securities Authorities or the TSX.

(5)
Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents or its Subsidiaries’ Constating Documents;

(b)
assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

(c)
except as disclosed in Section 3.1(5)(c) of the Company Disclosure Letter, allow any Person to exercise any rights, require any consent or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Company Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or

(d)	result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or its Subsidiaries.

(6)	Capitalization.

(a)
The authorized capital of the Company consists of an unlimited number of Company Common Shares and an unlimited number of preferred shares. As of the close of business on May 17, 2017, there were (i) 73,598,896 Company Common Shares issued and outstanding, and (ii) nil preferred shares issued and outstanding. All outstanding Company Common Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Company Common Shares issuable upon the exercise of rights under the Convertible Debentures, Company Warrants and the Company LTIP, including outstanding Company Equity Awards, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable.

(b)
As of the date of this Agreement, there were 1,383,046 Company Common Shares issuable upon the exercise of all outstanding Company Options. Section 3.1(6)(b) of the Company Disclosure Letter contains a list of the Company Options, with details regarding, among other items, the exercise price, whether such Company Options are vested or unvested and the number of participants to whom such Company Options have been granted.

(c)
As of the date of this Agreement, there were 7,308,042 Company RSUs outstanding and 7,308,042 Company Common Shares issuable upon the vesting of all outstanding Company Company RSUs. Section 3.1 (6)(c) of the Company Disclosure Letter contains a list of the Company RSUs, with details regarding, among other items, the vesting schedule, the names of and the number of participants to whom such Company RSUs have been granted.

(d)
As of the date of this Agreement, there were 8,437,532 Company Common Shares issuable upon the exercise of all outstanding Company Warrants. Section 3.1(6)(d) of the Company Disclosure Letter contains a list of the Company Warrants, with details regarding, among other items, the exercise price and the Persons to whom such Company Warrants have been granted.

(e)
In addition, as of the date hereof, the Company had issued and outstanding $7,624,266 aggregate principal amount of the Convertible Debentures, which were convertible into an aggregate of 22,071,365 Company Common Shares. Section 3.1(6)(e) of the Company Disclosure Letter contains a list of the Convertible Debentures, with details regarding, among other items, the conversion price and the Persons to whom such Convertible Debentures have been issued.

(f)
Except for rights under the Convertible Debentures, Company Warrants and the Company LTIP, including outstanding Company Equity Awards, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries.

(g)	There are no issued, outstanding or authorized:

(i)
obligations to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

(ii)
notes, bonds, debentures (other than the Convertible Debentures) or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Company Common Shares on any matter except as required by Law.

(h)	Any dividends or distributions on securities of the Company that have been declared or authorized have been paid in full, except as disclosed in Section 3.1(6)(h) of the Company Disclosure Letter.

(7)
Shareholders’ and Similar Agreements. Neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries. None of the Company or any of its Subsidiaries has in place, and the Company Shareholders have not adopted or approved, any shareholders rights plan or a similar plan giving rights to acquire additional Company Common Shares upon execution or performance of the obligations under this Agreement.

(8)	Subsidiaries.

(a)
The following information with respect to each Subsidiary of the Company is accurately set out in Section 3.1(8)(a) of the Company Disclosure Letter: (i) its name; (ii) the percentage owned directly or indirectly by the Company and the percentage owned by registered holders of capital stock or other equity interests if other than the Company and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.

(b)
Except as disclosed in Section 3.1(8)(b) of the Company Disclosure Letter, the Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens (other than Permitted Liens) and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable. Except for the shares or other equity interests owned by the Company in any Subsidiary and except as disclosed in Section 3.1(8)(b) of the Company Disclosure Letter, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

(9)	Securities Law Matters.

(a)
The Company is a “reporting issuer” under the Canadian Securities Laws in each of the provinces of Canada. The Company Common Shares are listed and posted for trading on the TSX. None of the Company’s Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default of any material requirements of any Canadian Securities Laws or the rules and regulations of the TSX. The Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed or furnished with the TSX and any Governmental Entity all material forms, reports, schedules, statements and other documents required to be filed under Canadian Securities Laws or furnished by the Company with the TSX and the appropriate Governmental Entity since January 1, 2015. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report (which at the date of this Agreement remains confidential) with any Securities Authority or filed with or furnished to, as applicable, any Securities Authority any other confidential filings. There are no outstanding or unresolved comments in comments letters from any Securities Authority with respect to any of the Company Filings and, to the knowledge of the Company, neither the Company nor any of the Company Filings is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSX.

(b)
The Company does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to Section 15(d) of the U.S. Exchange Act.

(c)
The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act, is not an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America, and is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the U.S. Exchange Act).

(d)	No securities of the Company have been traded on any national securities exchange in the United States during the past 12 calendar months.

(10)	Financial Statements.

(a)
The Company’s audited consolidated financial statements as at and for the fiscal years ended January 31, 2017 and 2016, including any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis included in the Company Filings: (i) were prepared in accordance with IFRS; and (ii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph (10). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its Subsidiaries with unconsolidated entities or other Persons.

(b)
The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with IFRS; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company’s financial statements.

(11)	Disclosure Controls and Internal Control over Financial Reporting.

(a)
The Company has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.

(b)
The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)
To the knowledge of the Company, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. To the knowledge of the Company, none of the Company, any of its Subsidiaries, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(12)
Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

(13)
No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the audited consolidated financial statements of the Company as at and for the fiscal years ended January 31, 2017 and 2016 (including any notes or schedules thereto and related management’s discussions and analysis); (ii) incurred in the Ordinary Course since January 31, 2017; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement, including capital leases, is disclosed in Section 3.1(13) of the Company Disclosure Letter.

(14)
Absence of Certain Changes or Events. Since January 31, 2017: (i) other than the transactions contemplated in this Agreement, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course; (ii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty in excess of US$250,000, in the aggregate, affecting any of its material properties or assets, whether or not covered by insurance, and (iii) there has not occurred any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have, a Company Material Adverse Effect.

(15)
Long-Term and Derivative Transactions. Other than as disclosed in Section 3.1(15) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(16)
Related Party Transactions. Other than as disclosed in Section 3.1(16) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of Ordinary Course expenses). Other than as disclosed in Section 3.1(16) of the Company Disclosure Letter, there are no Contracts (other than employment arrangements or independent contractor arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries or any of their respective affiliates or associates.

(17)
No “Collateral Benefit”. No related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(18)
Compliance with Laws. Except as disclosed in Section 3.1(18) of the Company Disclosure Letter, the Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance in all material respects with Law and neither the Company nor any of its Subsidiaries is, to the knowledge of the Company, under any investigation with respect to, has been charged or to the knowledge of the Company threatened to be charged with, or has received notice of, any violation or potential violation of any Law.

(19)	Authorizations and Licenses.

(a)
The Company and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Company and each of its Subsidiaries as presently conducted, or in connection with the ownership, operation or use of the Company Assets.

(b)
The Company or its Subsidiaries, as applicable, (i) lawfully hold, own or use, and have complied with, all such Authorizations, (ii) each such Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course without the need for the Company or its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees; (iii) to the knowledge of the Company, there are no facts, events or circumstances that may reasonably be expected to result in a failure to obtain or failure to be in compliance with all Authorizations as are necessary to conduct the business of the Company or the Subsidiaries; and (iv) to the knowledge of the Company, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of Authorization.

(c)
No action, investigation or proceeding is, to the knowledge of the Company, pending in respect of or regarding any such Authorization and none of the Company or any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(20)	Company Material Contracts.

(a)
Section 3.1(20)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Company Material Contracts. True and complete copies of the Company Material Contracts have been disclosed in the Data Room and no such contract has been modified, rescinded or terminated.

(b)
Each Company Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).

(c)
Other than as disclosed in Section 3.1(20)(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and neither the Company nor any of its Subsidiaries is in material breach or default under any Company Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)
None of the Company or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any material breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or default under any such Company Material Contract by any other party to a Company Material Contract.

(e)
None of the Company or any of its Subsidiaries has received any notice (whether written or oral), that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company, or any of its Subsidiaries and, to the knowledge of the Company, no such action has been threatened.

(21)
Title to and Sufficiency of Assets. The Company and its Subsidiaries own or lease all of the material property and assets necessary for the conduct of their business as it is currently being conducted and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Company or any of its Subsidiaries of any of such material property or assets other than as disclosed in Section 3.1(21) of the Company Disclosure Letter. All of such material property and assets are, to the knowledge of the Company, sufficient to permit the continued operation of the Company’s business in substantially the same manner as currently conducted.

(22)	Real Property and Personal Property.

(a)	Neither the Company nor its Subsidiaries own any real or immovable property.

(b)
Section 3.1(22)(b) of the Company Disclosure Letter sets out a complete and accurate list of all real or immovable property leased, subleased, licensed or occupied by the Company and its Subsidiaries (collectively, the “Leased Properties”), in each case by reference to the tenant/licensee and landlord/licensor (for any Leased Properties) and municipal address.

(c)
Neither the Company nor its Subsidiaries are subject to any agreement or option to own any real property or any interest in any real property, or are under any agreement to become a party to any lease or license with respect to any real property.

(d)
The Company and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all material personal or movable property owned or leased, or purported to be owned or leased or otherwise held or used by them, free and clear of all Liens, except Permitted Liens

(e)
Except as disclosed in Section 3.1(22)(e) of the Company Disclosure Letter, no Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any of the material assets owned or leased or otherwise held by the Company or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement. No other Person, other than the Company or any of its Subsidiaries owns or leases any real property or any material assets that are material to the business of the Company and its Subsidiaries.

(f)
Except as disclosed in Section 3.1(22)(f) of the Company Disclosure Letter, no approval or consent of any landlord or licensor under any lease or license is required on the part of the Company and its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Arrangement.

(g)
Every lease or license with respect to the Leased Properties (collectively, the “Real Property Leases”), is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms. The Company has delivered to the Purchaser a true and complete copy of each Real Property Lease and all related lease documentation.

(h)
With respect to each Real Property Lease: (i) neither the Company nor its Subsidiaries have leased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Properties or any portion thereof; (ii) there are no material disputes with respect to the Real Property Leases or any Leased Properties.

(i)
With respect to each of the Leased Properties, the Company and its Subsidiaries are in compliance in all material respects with their obligations under the Real Property Leases and have received no written notice of default by the other parties thereto except as disclosed in Section 3.1(22)(i) the Company Disclosure Letter.

(23)
ROFRs, Third Party Interests, etc. Except as disclosed in Section 3.1(23) of the Company Disclosure Letter, there are no rights of first refusal, earn-in rights or other preferred rights or similar provisions in respect of the Company Assets that are triggered as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(24)	Intellectual Property.

(a)
Section 3.1(24)(a) of the Company Disclosure Letter sets out a list of all domestic and foreign patents, patent applications, trade-marks, trade-mark applications, registered copyrights and registered domain names owned by the Company and its Subsidiaries which each have been registered or applied for or have been properly maintained and renewed by the Company and its Subsidiaries in accordance with Law.

(b)
Section 3.1(24)(b) of the Company Disclosure Letter sets out a list of all unregistered Intellectual Property that is owned by the Company and that is material to the operation of the Company and its Subsidiaries (together with the Intellectual Property listed in Section 3.1(24)(a) of the Company Disclosure Letter, “Owned Intellectual Property”).

(c)
Section 3.1(24)(c) of the Company Disclosure Letter sets out a list of all material licences pursuant to which the Company or its Subsidiaries are granted rights to use the Intellectual Property of a third party.

(d)
Section 3.1(24)(d) of the Company Disclosure Letter sets out a list of all material licenses pursuant to which the Company or its Subsidiaries have granted rights to the Company Owned Intellectual Property to a third party.

(e)
To the knowledge of the Company, all Intellectual Property used by the Company and its Subsidiaries in the carrying on of their business as presently conducted is owned by or licensed to the Company and its Subsidiaries. Other than as disclosed in Section 3.1(24)(e) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and to the knowledge of the Company, the Company and its Subsidiaries have the right to use all of the Intellectual Property used by them in the carrying on of their business as presently conducted.

(f)
Other than as disclosed in Section 3.1(24)(c) and Section 3.1(24)(d) of the Company Disclosure Letter, the Company and its Subsidiaries are not party to or bound by any Contract that limits their ability to use, sell, transfer, assign or convey any of the Owned Intellectual Property. Other than the Permitted Liens and as disclosed in Section 3.1(24)(f) of the Company Disclosure Letter, the Company and its Subsidiaries have not expressly granted to any person any right, license or permission to use all or any material portion of, or otherwise encumbered any of their rights in, or to, any of the Intellectual Property owned by, licensed to or used by the Company and its Subsidiaries. No royalties, fees or other compensation are payable by the Company or its Subsidiaries to any person in respect of the use of any Intellectual Property in carrying on their business as presently conducted other than the fees payable pursuant to the licences disclosed in Section 3.1(24)(c) of the Company Disclosure Letter.

(g)
To the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated or are infringing or misappropriating upon or otherwise violating the Intellectual Property of any Person. Except as disclosed in Section 3.1(24)(g) of the Company Disclosure Letter, no claims have been asserted against the Company or its Subsidiaries or, to the knowledge of the Company, are threatened against the Company or its Subsidiaries by any Person alleging that the conduct of the Company and its Subsidiaries’ business, as presently conducted, including the use of the Intellectual Property owned by, licensed to or used by the Company and its Subsidiaries, infringes upon or otherwise violates any of their Intellectual Property rights.

(h)
All licenses relating to any Intellectual Property owned, licensed to or used by the Company are in full force and effect and no material default exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any other parties thereto.

(i)
The Intellectual Property owned by or licensed to the Company and its Subsidiaries or which the Company and its Subsidiaries otherwise have the right to use constitutes to the knowledge of the Company all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(j)
To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or, to the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any of the Intellectual Property owned by, licensed to or used by the Company and its Subsidiaries.

(k)
No current and former employees, officers, directors, consultants, agents or contractors of each of the Company and its Subsidiaries have any right, title or interest in or to any Intellectual Property owned, used or held by the Company and its Subsidiaries in the carrying on of their business, and, to the knowledge of the Company, no such individual is in violation of any term of any employment or consulting or similar contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such individual with the Company of any of its Subsidiaries which relates to the Intellectual Property of the Company or its Subsidiaries. All such employees, officers, directors, consultants, agents and contractors retained by the Company or its Subsidiaries to develop Intellectual Property or otherwise involved in the development of Intellectual Property for the Company or its Subsidiaries have assigned in writing to the Company any and all rights that they may possess in any such Intellectual Property and have irrevocably waived in writing any moral rights to any such Intellectual Property.

(l)
Except as disclosed in Section 3.1(24)(l) of the Company Disclosure Letter, none of the Owned Intellectual Property has been substantially developed with the assistance or use of any funding from third parties or third party agencies, including, but not limited to, funding from any Governmental Entity, resulting in the grant of rights to the latter in its Owned Intellectual Property.

(25)
Restrictions on Conduct of Business. Except as disclosed in Section 3.1(25) of the Company Disclosure Letter and this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company or its Subsidiaries are conducted; (ii) limit any business practice of the Company or any of its Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company or by any of its Subsidiaries in any material respect.

(26)
Litigation. Except as disclosed in Section 3.1(26) of the Company Disclosure Letter and any inquiry, investigation or proceeding solely related to satisfying or obtaining the Regulatory Approvals, there are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Company threatened, against the Company or any of its Subsidiaries or affecting any of their respective properties or assets by or before any Governmental Entity, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree.

(27)	Environmental Matters. Except as set forth in Section 3.1(27) of the Company Disclosure Letter:

(a)	the Company and each of its Subsidiaries has been and is in compliance, in all material respects, with all, and has not violated, in any material respect, any, Environmental Laws

(b)
to written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of, or has any liability or potential liability under, any Environmental Law, and, to the knowledge of the Company, there are no judicial, administrative or other actions, suits or proceedings pending or threatened against the Company or any of its Subsidiaries which allege a violation of, or any liability or potential liability under, any Environmental Laws, and the Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(c)
the Company and its Subsidiaries are in possession of, and in compliance with, all material Authorizations required by Environmental Laws that are required to own, lease, develop and operate the Company Assets and to conduct their respective businesses, as now conducted.

(d)	the Company has made available to the Purchaser copies of all reports or other documents held by the Company or its Subsidiaries with respect to their compliance with Environmental Laws.

(28)	Employees.

(a)
Section 3.1(28)(a)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Employees, their respective titles as of the date hereof, the 2016 and 2017 compensation paid or payable to each such employee (as of May 13, 2017), the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Section 3.1(28)(a)(ii) of the Company Disclosure Letter lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Employee Plan. Section 3.1(28)(a)(ii) of the Company Disclosure Letter also lists all Company Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, and whether reinstatement of each Company Employee on a leave of absence is guaranteed by contract or applicable Laws (including, without limitation, the United States Family and Medical Leave Act).

(b)
All written contracts in relation to Company Employees or independent contractors with an annual aggregate compensation in excess of US$100,000 (calculated based on annual base salary plus target cash bonus or in the case of an independent contractor based on annual fees payable to the independent contractor) have been disclosed in the Data Room and such contracts are listed in Section 3.1(30)(a) of the Company Disclosure Letter.

(c)
The Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all applicable Law respecting employment, including pay equity, employment standards, labour, employment termination, human rights, privacy, workers’ compensation and occupational health and safety, and there are no material outstanding claims, complaints, investigations or orders or with respect to the failure to comply with under any such Law and to the knowledge of the Company there is no basis for such claim other than as disclosed in Section 3.1(28)(c) of the Company Disclosure Letter.

(d)
All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and benefits under Employee Plans and other similar accruals have either been paid or properly accrued and are accurately reflected in the books and/or records of the Company and the applicable Subsidiary.

(e)
Except as disclosed and quantified in Section 3.1(28)(e) of the Company Disclosure Letter, no Company Employee or independent contractor has any agreement in relation to any employee’s or independent contractor's termination, length of notice, pay in lieu of notice, severance, job security or similar provisions (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachutes, severance payments, retention payments or agreements with current or former Company Employees or independent contractors providing for cash or other compensation or benefits or acceleration of benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company, or of any of its Subsidiaries.

(f)
Each independent contractor of the Company and its Subsidiaries has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing such classification and, to the knowledge of the Company, there are no pending or threatened notices from any Person disputing such classification. Each Company Employee and independent contractor of the Company and its Subsidiaries in the United States classified as exempt under the United States Fair Labor Standards Act of 1938, as amended, and United States state and local wage and hour laws has been properly classified.

(g)
Except as disclosed in Section 3.1(28)(g) of the Company Disclosure Letter, neither the Company nor its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any current or former Company Employee or relating to any failure to hire a candidate for employment.

(h)
There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. As of the date of this Agreement, there are no claims or potential claims which may materially adversely affect the Company, or any Subsidiary's accident cost experience rating.

(i)
There are no material charges pending with respect to the Company or its Subsidiaries under applicable occupational health and safety legislation (“OHSL”). The Company and each of its Subsidiaries have complied in all material respects with the terms and conditions of OHSL, as well as any orders issued under OHSL and there are no appeals of any material orders under OHSL currently outstanding.

(j)
The Company and its Subsidiaries are in compliance with all terms and conditions of any work permits and Labour Market Impact Assessments received in respect of the engagement of foreign workers. No audit by any Governmental Entity is being conducted, or to the knowledge of the Company pending, in respect of any foreign workers and no such prior audit has resulted in the revocation of any work permit or Labour Market Impact Assessment.

(k)
To the knowledge of the Company, there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Company Employee’s ability to perform services for the Company or any Subsidiary or the Purchaser or the right of such Company Employee to compete with any Person or sell to or purchase from any Person.

(l)
No third party has claimed or, to the knowledge of the Company, has a reason to claim that any Person employed by or providing consulting services to the Company or its Subsidiaries (i) has violated or may be violating any of the terms or conditions of his or her employment, consulting, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

(29)	Collective Agreements.

(a)
Neither the Company nor any Subsidiary has been or is a party to, nor has been or is bound by or subject to (and none of their assets or properties are bound by or subject to), is engaged in any negotiations with respect to any collective bargaining or union agreement or arrangement, any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former Company Employee. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any aspect of the Company Employees by way of certification, interim certification, voluntary recognition, or succession rights of any employees.

(b)
There is no labour strike, dispute, lock-out work slowdown or stoppage pending or involving or threatened against the Company or any Subsidiary, and no such event has occurred within the last five (5) years.

(c)
No trade union has applied to have the Company or a Subsidiary declared a related successor, or common employer pursuant to applicable Law in any jurisdiction in which the Company or any Subsidiary carries on business.

(d)
Neither the Company nor any of its Subsidiaries has engaged in any unfair labour practice and no material unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

(30)	Employee Plans.

(a)
Section 3.1(30)(a) of the Company Disclosure Letter lists all material Employee Plans, including, as applicable, the funding status thereof. The Company has disclosed in the Data Room true, correct and complete copies of all such material Employee Plans as amended, together with all related documentation including funding and investment management agreements, summary plan descriptions (together with each summary of material modification required under ERISA, as applicable), the most recent actuarial reports, the three (3) most recent United States Forms 5500, as applicable, copies of all United States nondiscrimination and minimum coverage testing reports for the last three (3) years, as applicable, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons. No set of facts exist and no changes have occurred which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser. No commitments to improve or otherwise amend any material Employee Plan have been made.

(b)
Each material Employee Plan (and each related trust, insurance contract or fund) is and has been established, registered, qualified, funded and, in all material respects, administered in accordance with applicable Law, including, but not limited to, ERISA and the Code, and in accordance with their terms. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. Neither the Company nor its Subsidiaries or its ERISA Affiliates have breached any fiduciary obligation (including violations under Part 4 of Title I of ERISA, as applicable) with respect to the administration or investment of any material Employee Plan.

(c)
All payments, contributions, premiums or taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each material Employee Plan or by applicable Law have been made in a timely fashion and in accordance with all applicable Laws.

(d)
No material Employee Plan is subject to any investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any material Employee Plan required to be registered or qualified.

(e)
Each U.S. Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received and is entitled to rely upon a favorable determination or opinion or advisory letter from the IRS regarding its qualification thereunder, and, in each case, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion or cause such Employee Plan to lose its tax-exempt status. All amendments required to maintain each such Employee Plan’s compliance with applicable Law have been timely adopted and implemented, as applicable.

(f)
With respect to each material U.S. Employee Plan: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred which could reasonably result in liability to the Company or any Subsidiary and (ii) no matters are currently pending with respect to any such U.S. Employee Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other United States Governmental Entity.

(g)
Neither the Company nor any Subsidiary or ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any material U.S. Employee Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title of ERISA, or similar provisions of United States state law, as applicable.

(h)
With the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, no benefits under U.S. Benefit Plans which are "employee welfare benefit plans" within the meaning of Sections 3(1) of ERISA are fully or partially self-insured of the Company or its Subsidiries.

(i)
Each U.S. Employee Plan is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code (or similar provisions of United States state law), Section 601 through 608 of ERISA, the United States Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 CFR Parts 142, 160, 162 and 164), and the United States Patient Protection and Affordable Care Act of 2010, as such requirements affect the Company and any Subsidiary or ERISA Affiliate thereof and their respective employees. To the extent applicable, there are no outstanding, uncorrected violations under the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar provisions of United States state law), with respect to any of the U.S. Employee Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material liability to the Company or any Subsidiary or ERISA Affiliate thereof, or the Purchaser.

(j)
No material U.S. Employee Plan is, and with respect to Company Employees in the United States, neither the Company nor any Subsidiary or ERISA Affiliate thereof has ever maintained, contributed to or participated in, nor does the Company or any Subsidiary or ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

(k)
Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and the regulations and other guidance issued thereunder) with respect to a Person subject to United States taxation is identified in Section 3.1(30)(k) of the Company Disclosure Letter and each such nonqualified deferred compensation plan complies and has at all times complied in all respects in form and operation with the rules of Section 409A of the Code to the extent applicable to such a Person.

(l)
Each U.S. Employee Plan can be amended or terminated after the Effective Time in accordance with its terms, with no more than thirty (30) days advance notice without liability (including surrender fees, market value adjustment, deferred sales charges, commissions or other early termination charges or penalties) to the Company, any Subsidiary or ERISA Affiliate thereof or the Purchaser or such Employee Plan (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in an amendment, transfer or termination event).

(31)	Insurance.

(a)
The Company and each of its Subsidiaries is, and has been continuously since January 1, 2014, insured by reputable third party insurers with reasonable and prudent policies appropriate and customary for the size and nature of the business of the Company and its Subsidiaries and their respective assets.

(b)
Each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of the Company or of any of its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or of any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(32)	Taxes.

(a)
Except as disclosed in Section 3.1(32)(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)
Except as disclosed in Section 3.1(32)(b) of the Company Disclosure Letter, the Company and each of its Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed or incurred, or accrued other than in the ordinary course of business.

(c)
Except as disclosed in Section 3.1(32)(c) of the Company Disclosure Letter, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective assets.

(d)
No claim has been made by any Government Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax by that jurisdiction.

(e)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(f)
Except as disclosed in Section 3.1(32)(f) of the Company Disclosure Letter, each of the Company and its Subsidiaries has withheld, deducted or collected all material amounts required to be withheld, deducted or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)
There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(h)
The Company and each of its Subsidiaries has made available to the Purchaser true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(i)
Neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm's length (for the purposes of the Tax Act), or in circumstances subject to transfer pricing or comparable provisions of foreign Tax Law, for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services. For all transactions between the Company or any of its Subsidiaries, on the one hand, and any non-resident Person with whom the Company or any of its Subsidiaries was not dealing at arm’s length for the purposes of the Tax Act, or in such circumstances, on the other hand, the Company or its Subsidiary, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act or the documentation requirements of applicable foreign Tax Law.

(j)
The tax attributes of the assets of the Company and each of its Subsidiaries are accurately reflected in the Tax Returns of the Company and of each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course or as a result of completion of any transaction contemplated by this Agreement.

(k)
There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries. Other than in the Ordinary Course, the Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

(l)	The Company is not a non-resident of Canada within the meaning of the Tax Act.

(m)	None of the Company or any of its Subsidiaries has engaged in a “listed transaction,” within the meaning of United States Income Tax Regulations section 1.6011-4(b)(2).

(n)
None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(o)
Except as disclosed in Section 3.1(32)(o) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (including in conjunction with any other event) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plans currently in effect will be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  No current or former employee, director, or independent contractor of the Company or any of its Affiliates is entitled to a gross-up or reimbursement for any Taxes imposed under Section 4999 of the Code.

(33)
Confidentiality Agreements. All agreements entered into by the Company or any of its Subsidiaries, as applicable, with Persons other than the Purchaser regarding the confidentiality of information provided to such Person or reviewed by such Persons with respect to any transaction in the nature described in the definition of Acquisition Proposal contain customary provisions, including in most circumstances standstill provisions, which do not provide for any waiver or release thereof other than with the consent of the Company, or its Subsidiary, and the Company or, if applicable, its Subsidiary, has not waived, released or amended the standstill, if any, or other provisions of any such agreements. The Company or any of its Subsidiaries have not negotiated or engaged in any discussions with respect to any such proposal with any Person who has not entered into such a confidentiality agreement.

(34)
Opinion of Financial Advisor. The Board has received the Fairness Opinion and has disclosed to the Purchaser an accurate and complete copy of the Fairness Opinion. The Fairness Opinion has not been withdrawn, revoked or modified.

(35)
Brokers. Except as disclosed in Section 3.1(35) of the Company Disclosure Letter, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. True and complete copies of the engagement letters between the Company and the Financial Advisor have been provided in the Data Room and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagements or that may otherwise be payable to the Financial Advisor.

(36)	Special Committee and Board Approval.

(a)
The Special Committee determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company and has recommended to the Board that the Board approve this Agreement and the Arrangement, and recommend that the Company Shareholders vote in favour of the Arrangement Resolution.

(b)
The Board, acting on the recommendation of the Special Committee, has: (i) determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company; (ii) resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(c)
Each of the directors and officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Company Common Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

(37)
Bank Accounts and Powers of Attorney. Section 3.1(37) of the Company Disclosure Letter sets out a complete and correct list showing: (i) the name of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box; and (ii) the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries. Copies of the powers of attorney have been included in the Data Room.

(38)
Money Laundering. The operations of the Company and of each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(39)
Anti-Corruption. Neither the Company nor any of its Subsidiaries, or their respective directors, executives, officers, representatives, agents or employees has: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), or any applicable Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(40)	Anti-Bribery.

(a)
Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any agent acting at the direction of the Company or any of its Subsidiaries, has provided, offered, gifted or promised, directly or indirectly, anything of value to any foreign or domestic government official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any government official, political party or candidate for government office, for the purpose of:

(i)
influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or any of its Subsidiaries; or

(ii)
inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person.

(b)
The Company utilizes effective controls procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering laws or regulations will be prevented, detected and deterred.

(41)	International Trade.

(a)
The Company and its Subsidiaries are in compliance with all applicable Customs and International Trade Laws. At no time has the Company or any Subsidiary committed any violation of the Customs and International Trade Laws and there are no unresolved questions or claims concerning any liability of the Company or any Subsidiary with respect to any such laws. Without limiting the foregoing, neither the Company nor any Subsidiary has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws.

(b)
Neither the Company, nor any of its Subsidiaries, nor any employees, officers, or directors of the Company and its Subsidiaries, nor any agents or other persons acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S. governmental entity, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, and the Debarred List maintained by the U.S. Department of State (the “State Department”); (ii) has participated in any transaction involving such designated person or entity, or any country subject to comprehensive sanctions or substantial restrictions under the U.S. sanctions administered by OFAC, currently Cuba, Iran, Syria, Sudan, North Korea, Russia and the Crimea region of Ukraine; or (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions laws, regulations, or orders administered by OFAC, Commerce, or the State Department. The Company and its Subsidiaries utilize effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable Customs and International Trade Laws will be prevented, detected and deterred.

(42)
Back Log. The Company has disclosed in Section 3.1(42) of the Company Disclosure Letter, the estimated backlog of the Company as of April 28, 2017, including the estimate as of such date of the total revenues remaining to be earned and the manner in which such amounts have been determined. Such estimates have been prepared by senior management of the Company in a reasonable manner appropriate to the respective Company service lines on a basis consistent with its past practice of preparing and tracking the backlog of the Company and its Subsidiaries.

(43)
Customer Relations. The Company has set out in Section 3.1(43) of the Company Disclosure Letter the identity of the fifteen (15) largest customers of the Company and its Subsidiaries on a consolidated basis, determined by amounts billed under contract during the 12 month period ending January 31, 2017 (the “Company Principal Customers”), together with, in each case, the amount so billed. Since January 1, 2015, none of the Company or its Subsidiaries has received any written notice that any Company Principal Customer intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Company or Subsidiaries. Since January 1, 2015, no Company Principal Customer has provided written notice to the Company or its Subsidiaries that it will stop or materially decrease the rate of buying materials, products or services from the Company.

(44)
Trade Practices. Neither the Company nor any of its Subsidiaries, or any of the respective directors, officers or employees of the Company or its Subsidiaries, or any other Person acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, within the past five (5) years violated applicable Laws pertaining to the export, reexport or import of products, software, technologies, technical data, services restrictive trade practices or boycotts.

(45)	Not a Cultural Business. Neither the Company nor any of its Subsidiaries carries on any of the activities of a cultural business, within the meaning of the Investment Canada Act.

SCHEDULE D
PURCHASER REPRESENTATIONS AND WARRANTIES

(1)
Organization and Qualification. The Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted, and (iii) is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, licensing or registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except in the case of (iii) where the failure to do so has not had or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(2)
Corporate Authorization. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser is necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation by the Purchaser of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser or by any of its Subsidiaries other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the NASDAQ Listing of Additional Shares notification with respect to the Consideration Shares issuable pursuant to the Arrangement; (iii) the Final Order; (iv) any Regulatory Approval identified in accordance with this Agreement; and (v) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect or materially impede the ability of the Purchaser to consummate the Arrangement and the transactions contemplated hereby.

(5)
Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser; or

(b)
assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to the Purchaser or any of its properties or assets except as would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect or materially impede the ability of the Purchaser to consummate the Arrangement and the transactions contemplated hereby.

(6)
Capitalization. The authorized capital of the Purchaser consists of 50,000,000 shares of preferred stock, $0.001 par value, and 250,000,000 shares of common stock, $0.001 par value. As of the close of business on May 17, 2017, there were (i) 29,691,438 Purchaser Shares issued and outstanding, and (ii) nil preferred shares issued and outstanding. All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable. Except for shares reserved for issuance pursuant to the Purchaser’s 2006 Stock Incentive Plan and pursuant to the 2010 Pixelworks, Inc. Employee Stock Purchase Plan, in each case as same may be amended from time to time, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Purchaser to, directly or indirectly, issue or sell any securities of the Purchaser, or give any Person a right to subscribe for or acquire, any securities of the Purchaser.

(7)
Subsidiaries. The Purchaser is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Purchaser have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Purchaser in any Subsidiary, the Purchaser does not own, beneficially or of record, any equity interests of any kind in any other Person.

(8)
Compliance with Laws. Each of the Purchaser and its Subsidiaries is, and since January 1, 2014 has been, in material compliance with Law and neither the Purchaser nor any of its Subsidiaries is to the knowledge of the Purchaser under any investigation with respect to, has been charged or to the knowledge of the Purchaser threatened to be charged with, or has received notice of, any violation or potential violation of any Law, other than non-compliance or violations which, individually or in the aggregate, would not have or reasonably be expected to have a Purchaser Material Adverse Effect.

(9)	Authorizations and Licenses.

(a)
The Purchaser and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Purchaser and of each of its Subsidiaries as presently conducted, or in connection with the ownership, operation or use of the assets of the Purchaser and each of its Subsidiaries, except where the failure to have any such Authorization, individually or in the aggregate, would not have or reasonably be expected to have a Purchaser Material Adverse Effect.

(b)
The Purchaser or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such material Authorizations, except where the failure to do so, individually or in the aggregate, would not have or reasonably be expected to have a Purchaser Material Adverse Effect.

(c)
No action, investigation or proceeding is, to the knowledge of the Purchaser, pending in respect of or regarding any such Authorization which if successful, would, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect. To the knowledge of the Purchaser, neither the Purchaser nor any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization, except in each case, for revocations, non-renewals or amendments which, individually or in the aggregate, would not have or reasonably be expected to have a Purchaser Material Adverse Effect.

(10)	Material Contracts.

(a)
Each Purchaser Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Purchaser or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors' rights generally, and to general principles of equity).

(b)	The Purchaser and each of its Subsidiaries has performed, in all material respects, all respective obligations required to be performed by them to date under the Purchaser Material Contracts.

(c)
Except as disclosed in Section 3.2(10)(c) of the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any material breach or default under, nor to the knowledge of the Purchaser, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or default under any Purchaser Material Contract.

(d)
Neither the Purchaser nor any of its Subsidiaries knows of, or has received any notice (whether written or oral), that any party to a Purchaser Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Purchaser or any of its Subsidiaries and, to the knowledge of the Purchaser, no such action has been threatened.

i.
Registration Status and Stock Exchange Compliance. The Purchaser Shares are registered under the U.S. Exchange Act, are listed and posted for trading on NASDAQ, and are not listed or quoted on any other exchange or over-the-counter market other than NASDAQ. The Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. There is no order delisting, suspending or to cease the trading of any securities of the Purchaser including the Purchaser Shares. The Purchaser has a currently effective registration statement on Form S-8 that covers Purchaser Shares issuable upon the vesting of Purchaser RSUs and which will cover the Purchaser Shares issuable upon the vesting of Purchaser RSUs issued in exchange for Company RSUs pursuant to the terms of the Plan of Arrangement.

ii.
U.S. Securities Law Matters. The Purchaser Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and the Purchaser is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act. Other than the Purchaser Shares, the Purchaser does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act. The Purchaser is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended. The Purchaser has timely filed all material forms, reports, schedules, statements and other documents required to be filed under U.S. Securities Laws since January 1, 2015, other than such documents that the failure to file would, individually or in the aggregate, not have or reasonably be expected to have a Purchaser Material Adverse Effect. The documents comprising the Purchaser Filings complied as filed in all material respects with U.S. Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

iii.	Shell Company Status. The Purchaser is not a “shell company” as such term is defined in Rule 405 under the U.S. Securities Act.

iv.	WTO Investor. The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act.

(11)
Financial Statements. The Purchaser's audited consolidated financial statements as at and for the fiscal years ended December 31, 2016 and 2015 (including any of the notes or schedules thereto, the auditor's report thereon and related management discussion and analysis included in the Purchaser's public disclosure): (i) were prepared in accordance with U.S. GAAP; and (ii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements).

(12)
Disclosure Controls and Internal Controls Over Financing Reporting. The Purchaser has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted by it under U.S. Securities Laws is recorded, processed, summarized and reported within the time periods specified in U.S. Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted under U.S. Securities Laws are accumulated and communicated to the Purchaser's management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.

The Purchaser has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(13)
Absence of Certain Changes or Events. Since December 31, 2016: (i) other than the transactions contemplated in this Agreement, the business of the Purchaser and of each of its Subsidiaries has been conducted in the Ordinary Course, (ii) neither the Purchaser nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty in excess of US$2.5 million, in the aggregate, affecting any of its material properties or assets, whether or not covered by insurance, and (iii) there has not occurred any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects or circumstances, has had or could reasonably be expected to have, a Purchaser Material Adverse Effect.

(14)
Litigation. To the knowledge of the Purchaser, there are no investigations by Governmental Entities, actions, suits or proceedings in progress, pending or threatened against the Purchaser or any of its Subsidiaries, which if successful, could reasonably be expected to have a Purchaser Material Adverse Effect or would significantly impede the ability of the Purchaser to consummate the Arrangement.

(15)	Insurance.

(a)
The Purchaser and each of its Subsidiaries is, as of the date hereof, insured by reputable third party insurers with reasonable and prudent policies appropriate and customary for the size and nature of the business of the Purchaser and its Subsidiaries and their respective assets.

i.	Ownership of Company Common Shares. None of the Purchaser or any of its Subsidiaries beneficially owns or exercises control or direction over any securities of the Company.

ii.
Brokers. No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Purchaser or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Purchaser or any of its Subsidiaries in connection with this Agreement.

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